SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.       )
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☐	Soliciting Material Pursuant to Section 240.14a-12
AIR PRODUCTS AND CHEMICALS, INC.

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Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

December 14, 2007

Dear Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 24, 2008, at Cedar Crest College in Allentown, Pennsylvania.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors.

Your vote is important. Even if you do not plan to attend the meeting, we hope you will vote by telephone or Internet as described in the proxy voting instructions or, if you received these proxy materials by mail, by filling in, signing, and returning the proxy card.

We look forward to seeing you at the meeting. Directions appear on the back cover of these materials.

Cordially,

John P. Jones III
Chairman of the Board

Notice of Annual Meeting of Shareholders
Air Products and Chemicals, Inc.

TIME	2:00 p.m., Thursday, January 24, 2008

PLACE	Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania. Free parking will be available. Directions appear on the back of this Proxy Statement.

ITEMS OF BUSINESS	1. Elect four directors for a three-year term.

2. Ratify the appointment of independent registered public accountants for the fiscal year ending September 30, 2008.

3. Attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

RECORD DATE	Shareholders of record at the close of business on November 30, 2007 are entitled to receive this notice and to vote at the meeting.

WAYS TO SUBMIT YOUR VOTE	You have the alternatives of voting your shares on line or by using a toll-free telephone number as described in the proxy voting instructions, or you may fill in, sign, date, and mail a proxy card. We encourage you to complete and file your proxy electronically or by telephone if those options are available to you.

IMPORTANT	Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

7201 Hamilton Boulevard Allentown, Pennsylvania 18195-1501	By order of the Board of Directors,

Stephen J. Jones
Senior Vice President, General Counsel
  and Secretary

December 14, 2007

PROXY STATEMENT

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

PROXY STATEMENT

We have sent you this Notice of Annual Meeting and Proxy Statement because the Board of Directors of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Shareholders on January 24, 2008 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.

QUESTIONS AND ANSWERS ON THE ANNUAL MEETING AND
DESCRIPTION OF PROPOSALS YOU MAY VOTE ON

What may I vote on?

•	The election of four nominees to serve on our Board of Directors.

•	The appointment of independent registered public accountants to audit the Company’s financial statements for our fiscal year 2008.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends votes

•	FOR each of the nominees for the Board of Directors.

•	FOR ratifying the appointment of the independent registered public accountants.

How many shares can vote at the 2007 Annual Meeting?

As of the Record Date, which was November 30, 2007, 34,838,903 shares of Company common stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company common stock is entitled to one vote for each share owned.

Who counts the votes?

Representatives of our Transfer Agent, American Stock Transfer and Trust Company, will tabulate the votes and act as the independent inspectors of election.

What shares are included on my proxy card?

If you received a proxy card, the shares on your proxy card or cards are all of the shares of Company stock registered in your name with our Transfer Agent on the Record Date, including shares in the Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan administered for Air Products’ shareholders by our Transfer Agent. If you have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

How do I vote the shares on my proxy card?

You may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Also, you can vote on line or by using a toll-free telephone number.  Instructions about these ways to vote appear on the proxy card. If you vote on line or by telephone, please have your proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

Votes submitted by mail, telephone, or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how you want your shares voted, they will be voted according to the Board of Directors’ recommendations for the two proposals.

How do I vote shares held by a broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your Company stock, please contact them as soon as possible. If you do not give your broker instructions as to how to vote, your broker may vote your shares for you, which is sometimes called a broker nonvote. Under New York Stock Exchange rules, brokers that do not receive instructions from their customers may vote in their discretion on proposals 1 and 2.

What if I received these proxy materials electronically?

If you received these proxy materials on-line, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee or former employee who owns shares of Company stock under the Retirement Savings Plan, you will be furnished a separate voting direction form by the Trustee, Fidelity Management Trust Company. The Trustee will vote shares of Company stock represented by units allocated to your Plan account on the Record Date. The vote cast will follow the directions you give when you sign, complete, and return your voting direction form to the Trustee, or give your instructions on line or by telephone. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the four director candidates receiving the highest number of votes for election will be elected. If you vote, your shares will be voted for election of all four of the director nominees unless you give instructions to “withhold” your vote for one or more director candidates. Withhold votes will not influence election results. Abstentions are not recognized as to election of directors.

The appointment of independent auditors will be ratified if a majority of the shares present or represented by proxy at the meeting and entitled to vote are voted in favor. Abstentions will have the effect of a vote against ratification.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker nonvotes are also treated as present for purposes of determining a quorum.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are shareholder proposals for the 2009 annual meeting due?

To be considered for inclusion in next year’s proxy statement, proposals must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 17, 2008. To be presented at the meeting, proposals must be delivered in writing by October 27, 2008, and must comply with the requirements of our bylaws (described in the next paragraph) to be presented at the 2009 annual meeting.

Our bylaws require adequate written notice of a proposal to be presented by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after September 27, 2008, but no later than October 27, 2008. To be considered adequate, the notice must contain specified information about the matter to be presented at the meeting and the shareholder proposing the matter. A proposal received after October 27, 2008, will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

We hired Morrow & Co. to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $7,500, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding Annual Meeting materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, employees, and agents may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Public Shareholders.  This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 14, 2007. Each registered and beneficial owner of Company stock on the Record Date, including Company employees, should have received a copy (or, if they have consented, notice of on-line availability) of the Company’s annual report to shareholders including consolidated financial statements (the “Annual Report”) either with this Proxy Statement or prior to its receipt. When you receive this package, if you have not yet received the Annual Report please contact us and a copy will be sent at no expense to you.

In addition, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2007 is available to each shareholder without charge upon written request to Investor Relations, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501.

Current Employees.  If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 14, 2007. You may request a paper copy of this Notice of Annual Meeting and Proxy Statement and of the Annual Report by contacting us. If you do not have an internal Company e-mail address, copies of these materials will be mailed to your home.

If you are a participant in the Retirement Savings Plan, you will receive a voting direction form from the Trustee mailed to your home on or after December 14, 2007 for directing the vote of shares in your Plan account. We have also arranged for the Trustee to receive your voting instructions by telephone or Internet as described on the voting direction form.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report for your information and as required by law.

Can I receive future annual reports and proxy statements on-line?

Yes. When our proxy statement and other solicitation materials for the 2009 annual meeting of shareholders become available, you will be notified of how to access them on the Internet.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary’s Office
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501,

by calling 610-481-8657, or by leaving a message on our website at:
www.airproducts.com/tmm/tellmemore.asp.

PROPOSALS YOU MAY VOTE ON

1.  ELECTION OF DIRECTORS

The Board of Directors currently has 12 directors and will continue to have 12 directors after the Annual Meeting. Our Board is divided into three classes for purposes of election, with terms of office ending in successive years.

The Board has nominated four incumbent directors, whose terms are currently scheduled to expire at the Annual Meeting, for election to three-year terms expiring in January 2011: Mr. Michael J. Donahue, Ms. Ursula O. Fairbairn, Mr. John P. Jones III, and Mr. Lawrence S. Smith. Each nominee elected as a director is expected to continue in office until his or her term expires, or until his or her earlier death, resignation, or retirement. Mr. Jones is planning to retire from the Board in March 2008.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of positions on the Board.

The Board of Directors and management recommend a vote “FOR” the election of Mr. Donahue, Ms. Fairbairn, Mr. Jones, and Mr. Smith.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2007, the Audit Committee of the Board of Directors approved KPMG LLP of Philadelphia, Pennsylvania (“KPMG”) as independent registered public accountants for the fiscal year ending September 30, 2008 (“fiscal year 2008”). The Board concurs with and wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions.

The Board of Directors and management recommend a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for fiscal year 2008.

THE BOARD OF DIRECTORS

Information follows about the age and business experience, as of December 1, 2007, of the nominees up for election and the directors continuing in office. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.
Directors Standing for Election this Year for a Term Expiring at the Annual Meeting in 2011

MICHAEL J. DONAHUE, age 49. Former Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of the Company since 2001.

Mr. Donahue served as Chief Operating Officer of BearingPoint, Inc. from March of 2000 until February 2005. Prior to March 2000, he served as Managing Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. He is also a director of Arbinet, Inc., GSI Commerce, Inc., and The Orchard, Inc.

URSULA O. FAIRBAIRN, age 64. President and Chief Executive Officer, Fairbairn Group, LLC. Director of the Company since 1998.

Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group, LLC, specializing in human resources and executive management consulting since April 2005. She served as Executive Vice President, Human Resources and Quality, of American Express Company, from 1996 until her retirement in April 2005. She is also a director of VF Corporation, Sunoco Inc., Circuit City Stores, Inc, and Centex Corporation.

JOHN P. JONES III, age 57. Chairman of the Board. Director of the Company since 1998.

Mr. Jones joined the Company in 1972 and was appointed Vice President and General Manager of the Company’s Environmental/Energy Division in 1988. He was appointed Group Vice President of the Company’s Process System Group in 1992 and in 1993 was transferred to Air Products Europe, Inc. where he was named President. In 1996, Mr. Jones returned to the U.S. where he was first elected Executive Vice President — Gases and Equipment and, effective October 1, 1998, President and Chief Operating Officer. Mr. Jones was elected as Chairman, President, and Chief Executive Officer of the Company, effective December 1, 2000, until October 1, 2006 when a new President and Chief Operating Officer was named. Mr. Jones continued as Chief Executive Officer until October 1, 2007 when he retired from that position. He currently serves on the board of directors of Automatic Data Processing, Inc. and Sunoco, Inc.

LAWRENCE S. SMITH, age 60. Former Chief Financial Officer of Comcast Corporation. Director of the Company since 2004.

Mr. Smith joined Comcast Corporation, a cable communication systems and telecommunication company in 1988 to oversee the company’s finance and administration functions. He was named Executive Vice President in 1995 and served as Co-Chief Financial Officer from 2002 until his retirement in 2007, overseeing corporate development, accounting, reporting, and tax matters. Prior to joining Comcast, Mr. Smith served as Chief Financial Officer of Advanta Corporation and was a partner in Arthur Andersen & Co. He is also a director of MGM Holdings Inc. and Tyco Electronics Corporation.

Directors Continuing in Office Until the Annual Meeting in 2009

MARIO L. BAEZA, age 56. Founder and Controlling Shareholder of Baeza & Co. and Founder and Executive Chairman of V-Me Media, Inc. Director of the Company since 1999.

Mr. Baeza formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America partners L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and CEO of TCW/LAP from its inception until 2003 when he relinquished day-to-day operating control of TCW/LAP in order to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a new national Spanish language television network to be distributed through the digital channels of public television affiliate stations. V-Me Media is controlled by The Baeza Group and Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Ariel Mutual Fund Group, Israel Discount Bank of New York, and Urban America LLC.

EDWARD E. HAGENLOCKER, age 68. Former Vice Chairman of Ford Motor Company and former Chairman of Visteon Automotive Systems. Director of the Company since 1997.

Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is also a director of AmeriSource Bergen Corporation, American Standard, Inc., and Alcatel-Lucent Technologies, Inc.

JOHN E. McGLADE, age 54. President and Chief Executive Officer of the Company. Director of the Company since 2007.

Mr. McGlade joined Air Products in 1976 and subsequently held various positions within its gases business, including both domestic and international assignments. He was named general manager of the Chemical and Process Industries Division in 1994 and vice president of the division in 1996, where he led the growth of the Company’s premier position in hydrogen. In 2001, he became general manager and vice president of the Performance Materials Division. He was named Group Vice President, Chemicals Group in 2003, with global responsibility for the chemicals group, industrial gas and chemicals manufacturing, and Environment, Health, Safety and Quality. He was appointed President and Chief Operating Officer of Air Products in October 2006. He assumed the position of Chief Executive Officer on October 1, 2007. Mr. McGlade serves on the board of directors of the American Chemistry Council. He also is a member of the Lehigh University Board of Trustees and the Society of Chemical Industry.

CHARLES H. NOSKI, age 55. Retired Vice Chairman of AT&T Corporation and former Corporate Vice President and Chief Financial Officer of Northrop Grumman. Director of the Company since 2005, and from 2000-2004.

Mr. Noski served as Senior Executive Vice President and Chief Financial Officer of AT&T Corporation between 1999 and 2002, and was elected Vice Chairman of AT&T’s Board of Directors in February 2002. He retired in November 2002 upon the completion of AT&T’s restructuring. From December 2003 to March 2005, he was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2002 to May 2005. Mr. Noski is also a director of Microsoft Corporation and Morgan Stanley.

Directors Continuing in Office Until the Annual Meeting in 2010

WILLIAM L. DAVIS, III, age 64. Retired Chairman, President, and Chief Executive Officer of RR Donnelley. Director of the Company since 2005.

Mr. Davis became Chairman and Chief Executive Officer in 1997 and President in 2001 of RR Donnelley, the largest printing company in North America. He retired in February 2004. Over the prior two decades, Mr. Davis held senior sales, marketing, and executive positions at Emerson Electric Company. Mr. Davis is also a director of Marathon Oil Corporation.

W. DOUGLAS FORD, age 63. Retired Chief Executive, Refining and Marketing, of BP Amoco plc. (“BP”). Director of the Company since 2003.

From 1993-1999, Mr. Ford served as Executive Vice President of BP and its predecessor, Amoco Corporation. In 1999 he was named Chief Executive, Refining and Marketing of BP, and in 2000 he joined the BP board. Mr. Ford retired from BP and its board in March 2002. Mr. Ford is also a director of Suncor Corporation and USG Corporation.

EVERT HENKES, age 64. Retired Chief Executive Officer of Shell Chemicals Ltd. Director of the Company since 2006.

Mr. Henkes joined Shell in 1973 as a marketing manager. During his nearly 30 years with Shell, he held international leadership positions in Shell’s bunkering and marine lubricants, petroleums, chemicals, and metals businesses. In 1998 Mr. Henkes was named Shell’s first global CEO responsible for its chemical business. He retired in April 2003. He is also a director of Tate & Lyle plc, Outokumpu OYJ, CNOOC Ltd. (China National Offshore Oil Company), and SembCorp Industries Ltd.

MARGARET G. McGLYNN, age 48. President, Global Vaccine and Infectious Disease Division, Merck & Co., Inc. Director of the Company since 2005.

Ms. McGlynn has been employed by Merck, a global pharmaceutical company, since 1983. She assumed her current position as President, Global Vaccine and Infectious Disease, in August 2007. She previously served as President, Merck Vaccine Division, from 2005 to 2007. She served as President, U.S. Human Health, from 2003 to 2005. From 2001 to 2002, she acted as Executive Vice President, Customer Marketing and Sales, U.S. Human Health, and from 1998-2001 she served as Senior Vice President, Worldwide Human Health Marketing.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors (the “Board”). We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows; including with respect to director independence and qualifications, director responsibilities, access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Governance Guidelines are available on the Company’s website at: http://www.airproducts.com/Responsibility/governance/Guidelines.htm and are available in print to any shareholder upon request. (Information contained on our website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these Guidelines as warranted.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Jones and Mr. McGlade, qualify as independent under the New York Stock Exchange (“NYSE”) corporate governance standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated. The Board further considers the frequency and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In its determination, the Board applies the specific tests for independence included in the NYSE listing standards. In addition, the Board has determined, in its business judgment, that the following categories of relationships are immaterial for purposes of making an independence determination:

•	Any business transactions or relationships involving sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member which occurred more than three years prior to the independence determination or involve less than 1% of such employer’s annual consolidated gross revenues, provided the transaction takes place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid, and the director’s or family member’s compensation is not affected by the transaction;

•	Charitable contributions by the Company to an organization in which the director or his or her immediate family member serves as an executive officer, director, or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program, or were less than the greater of $1 million or 2% of the organization’s gross revenues;

•	Membership of a director in the same professional association, social, fraternal, or religious organization or club as an Executive Officer of the Company; (the Executive Officers are listed on page 17);

•	A director’s past matriculation at the same educational institution as an Executive Officer of the Company;

•	A director’s service on the Board of another public company on which an Executive Officer of the Company also serves as a Board member, except for prohibited compensation committee interlocks; and

•	A director’s service as a director, trustee, or executive officer of a charitable or educational organization where an Executive Officer of the Company also serves as a director or trustee.

Notwithstanding the above, the Company’s Corporate Governance Guidelines provide that no director may serve on the Audit Committee or Management Development and Compensation Committee of the Board if he or she has received, within the past or preceding fiscal year, any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management other than of a type deemed immaterial in accordance with the guidelines described above. Charitable contributions by the Company to an organization in which Mr. Baeza’s spouse is an executive officer and routine purchases and sales of products involving Ms. McGlynn’s employer were deemed immaterial.

Executive Session

The independent directors regularly meet without the chief executive officer or other members of management present in executive sessions that are scheduled during at least four Board meetings each year. In addition, the CEO performance review is conducted in executive session, and the Audit, Management Development and Compensation, and Corporate Governance and Nominating Committees periodically meet in Executive Session. Board executive sessions, including the CEO performance review, are led by our presiding director, the Chairman of the Management Development and Compensation Committee. Mr. Hagenlocker is our current presiding director. He assumed this newly-created position in May 2007. Prior to the creation of this position, Board executive sessions were led by rotating independent directors.

Board of Directors Meetings and Attendance

Our Board met nine times during our fiscal year ending September 30, 2007 (“fiscal year 2007”). Board and committee attendance averaged 99% for the Board as a whole, and no director attended less than 75% of the combined total of meetings of the Board and the committees on which they were serving. In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Company’s Annual Meeting of Shareholders unless they have an emergency or unavoidable schedule conflict. All directors except two attended the last annual meeting.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary’s Office at the address on page 5. The Board of Directors has adopted a written procedure for collecting, organizing, and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request.

Code of Conduct

The Board has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and that focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/Responsibility/governance/codeofconduct.htm, and are available in print to any shareholder who requests them.

Transactions with Related Persons

The Company did not engage in any reportable related person transactions in fiscal year 2007.

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company and its shareholders. Accordingly, the Board has delegated responsibility to the Audit Committee to review transactions between the Company and related persons. The Audit Committee has adopted a written policy providing procedures for review of related person transactions.

A related person transaction is a transaction between the Company and a director, Executive Officer, or 5% shareholder; an immediate family member of a director, Executive Officer, or 5% shareholder; or a company or other entity in which any of these persons have a material interest. Pursuant to the Audit Committee policy, all related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related party transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction, and terms available to third parties for similar transactions. The Committee only approves transactions that are in the best interests of the Company. The Committee chairman is authorized to approve related party transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such transactions must be reported to the Committee at the next meeting.

COMMITTEES OF THE BOARD

The Board has six standing committees which operate under written charters approved by the full Board. None of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence”. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/Responsibility/governance/boardofdirectors/committees.htm and are available in print to any shareholder upon request. The chart below identifies the members of each committee, the number of meetings held by each committee, and the committee chairs, during fiscal year 2007.

		Corporate	Environmental,			Management
		Governance and	Safety and			Development &
Name	Audit	Nominating	Public Policy	Executive	Finance	Compensation

M. L. Baeza		C	X	X
W. L. Davis			X			X
M. J. Donahue	X				C
U. O. Fairbairn			C			X
W. D. Ford	X			X	X
E. E. Hagenlocker		X		X		C
E. Henkes	X				X
J. P. Jones III				C
J. E. McGlade
M. G. McGlynn	X		X
C. H. Noski		X		X		X
L. S. Smith	C				X
2007 Meetings	7	3	2	1	2	5

C=Chair

Audit Committee

The Board has determined that all of the Audit Committee members are “financially literate” and that Mr. Smith qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations under Sarbanes-Oxley and NYSE listing standards. The Committee operates under a written charter. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accountant. The Committee reviews the appropriateness, quality, and acceptability of the Company’s accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company’s policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee meets with the internal auditor and the independent registered public accountant, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews compliance with the Company’s Code of Conduct for employees and officers and is responsible for establishing and administering the Company’s procedures for confidential reporting by employees of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters.

Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities. In fiscal year 2007, the Committee met seven times.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the 2007 Annual Report on SEC Form 10-K with the Company’s management and the independent registered public accountant. The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees as currently in effect. In addition, the Committee has discussed with the independent registered public accountant its independence from the Company and its management, including matters in the written disclosures received by the Committee from the independent registered public accountant, as required by the Independence Standard Board Standard on Independence Discussions with Audit Committees as currently in effect.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s annual report on SEC Form 10-K for fiscal year 2007.

Audit Committee
Lawrence S. Smith, Chairman
Michael J. Donahue
W. Douglas Ford
Evert Henkes
Margaret G. McGlynn

The preceding Audit Committee Report is provided only for the purpose of this Proxy Statement. This Report shall not be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Independent Registered Public Accountant

Appointment and Attendance at Annual Meeting.  KPMG was the Company’s independent registered public accountant for fiscal year 2007. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accountant.  Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted non-audit services performed by KPMG require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the Chair are communicated to the full Committee at its next regular quarterly meeting and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal year 2007, all services performed by the independent registered public accountant were preapproved.

During fiscal years 2006 and 2007, KPMG billed the Company fees for services in the following categories and amounts (in millions):

	2007	2006

Audit Fees	$5.5	$5.2
Audit-related Fees	1.0	1.1
Tax Fees	.1	.1
All Other Fees	0.0	0.0

Total Fees	$6.6	$6.4

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on mergers and acquisitions, and technical assistance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Company’s Corporate Governance Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes. The Committee met three times in fiscal year 2007.

Selection of Directors.  The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Board at the time the Committee determines to add a director to the Board. The specific requirements of the Board are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies currently represented by the other Board members; and the chief executive officer’s views as to areas in which management desires additional advice and counsel.

The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board. When the need to recruit a nonmanagement director arises, the Committee consults the other directors, the chief executive officer, and third party recruiting firms to identify potential candidates. Once a candidate is identified, the candidate screening process generally is conducted initially by a third party recruiting firm and will include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations the Committee deems appropriate at the time. Prior to formal consideration and recommendation by the

Committee, any candidate who passes such screening would be interviewed by one or more members of the Committee and the chief executive officer. Candidates recommended by shareholders, whose names are submitted in accordance with the Committee’s procedures described below, will be screened and evaluated in the same manner as other candidates. All candidates standing for election at the Annual Meeting are current directors who were previously elected to the Board.

The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; submissions of candidates must be made in writing; and, to be considered for nomination at an annual meeting of shareholders, submissions must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request.

Executive Committee

The Executive Committee, which met once in fiscal year 2007, has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened to approve capital expenditures where a commitment is required prior to the next Board meeting.

Environmental, Safety and Public Policy Committee

The Environmental, Safety and Public Policy Committee monitors and reports to the Board on issues and developments in areas such as environmental compliance, safety, corporate security and crisis management, diversity, community relations, and corporate and foundation philanthropic programs and charitable contributions.

Finance Committee

The Finance Committee reviews the Company’s financial policies; keeps informed of its operations and financial condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company’s financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company’s employee pension and savings plans worldwide.

Management Development and Compensation Committee

Pursuant to its charter, the Management Development and Compensation Committee (the “Committee”) has responsibility for

•	Leading the Board in evaluating the performance of the Company’s Chief Executive Officer (“CEO”);

•	Overseeing CEO succession planning and the development and evaluation of potential candidates for other executive positions;

•	Establishing the Company’s executive compensation policies, determining CEO compensation, and approving other Executive Officer compensation; and

•	Overseeing the design and administration of the incentive compensation plans for key employees and the administration and design of the Company’s pension and savings plans.

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process.  The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table on page 30 (“Named Executive Officers”) and for approving the compensation level of the Executive Officers. The Company’s Executive Officers for fiscal year 2007 were:

•	John P. Jones III, Chairman and Chief Executive Officer (“CEO”);

•	John E. McGlade, President and Chief Operating Officer (“President/COO”);

•	Paul E. Huck, Vice President and Chief Financial Officer (“CFO”);

•	W. Douglas Brown, Vice President, General Counsel and Secretary;

•	Lynn C. Minella, Vice President — Human Resources; and

•	the four heads of our principal operating divisions:

Robert D. Dixon, Vice President and General Manager — Merchant Gases

Michael F. Hilton, Vice President and General Manager — Electronics and Performance Materials

John W. Marsland, Vice President and General Manager — Healthcare

Scott A. Sherman, Vice President and General Manager — Tonnage Gases, Equipment and Energy

The Committee establishes overall compensation strategies and policies for the Executive Officers, allocates total compensation for Executive Officers among the various components of executive pay, evaluates and approves goals and objectives relevant to the incentive compensation of the Executive Officers, evaluates the performance of the CEO, determines direct compensation levels for the CEO, and evaluates and approves direct compensation levels for other Executive Officers.

While the Committee determines overall compensation strategy for the Executive Officers and approves their compensation, it seeks input from several Executive Officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically,

•	the Vice President — Human Resources works with the Committee and the external compensation consultant to develop the design of compensation programs and decision making frameworks for determining compensation levels;

•	the CEO and the President/COO attend Committee meetings, provide the Committee perspective on the performance of other Executive Officers, and provide input to the Committee and the external compensation consultant on the forms of incentive compensation and performance metrics that will best support their strategic goals for the Company;

•	the CFO provides background and recommendations to the Committee regarding the Company’s key financial objectives and performance against them;

•	for the President/COO, the CEO makes recommendations for consideration by the Committee in setting compensation components;

•	for other Executive Officers, total compensation packages are developed and recommended by the CEO and the President/COO, in consultation with the Vice President — Human Resources and based on guidance received from the external compensation consultant; and

•	the Company’s General Counsel and Legal and Human Resources staff provide technical advice and other support to the Committee.

The Committee determines whether to approve management recommendations, subject to any further modifications that it may deem appropriate. The Committee’s usual practice is to meet in Executive Session both alone and with its external compensation consultant to reach final decisions about CEO compensation.

The Committee has delegated to the officers of the Company authority to take certain administrative actions with respect to the Company’s incentive compensation plans and retirement and other benefit plans. The CEO of the Company is authorized to determine incentive compensation for employees other than Executive Officers, subject to terms and overall amounts approved by the Committee. The design and administration of pension, savings, welfare and vacation benefit plans and practices applicable to all U.S. salaried employees, including the Named Executive Officers, in general are handled by teams of Company Human Resources, Finance and Legal employees. The Committee retains responsibility for approving major design changes and certain administrative decisions that affect Executive Officers.

For fiscal year 2007, the Committee retained Mercer as an external compensation consultant to provide advice on executive compensation. The Committee directly engages Mercer and uses Mercer to assess the competitiveness of the executive compensation program, to make recommendations regarding the compensation program design based on prevailing market practices and business conditions, to advise the Committee on the level of each Executive Officer’s compensation, and to conduct research as directed by the Committee. Mercer attends portions of all Committee meetings, and regularly meets in Executive Session with the Committee with no members of management present. During fiscal year 2007, the Committee also requested that Mercer conduct a special study regarding the competitiveness of the Company’s severance and change in control practices for Executive Officers.

The Committee’s intent is to ensure the objectivity of its external compensation consultant. Management reports to the Committee at each meeting any fees for services and products the Company has purchased from Mercer and its affiliates. The Committee believes that there are times that it is in the best interest of the Company to use Mercer for services unrelated to the work it performs for the Committee, because it may be difficult to find another consultant with the appropriate expertise in some countries in which the Company does business. The Committee reviews and approves in advance any such engagements the Company wishes to enter with Mercer. The Company also has unrelated relationships with insurance and marketing affiliates of Mercer.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Committee has reviewed and discussed with management and its external compensation consultant the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2007.

Management Development and Compensation Committee
Edward E. Hagenlocker, Chairman
William L. Davis, III
Ursula O. Fairbairn
Charles H. Noski

Compensation Discussion and Analysis

Overview of Program

The Company’s most fundamental strategic objective is to enhance our shareholders’ long-term investment in the Company by consistently increasing revenue, profit, and returns. To measure our progress, the Company has identified key growth and return performance indicators that the management team can influence such as earnings growth and return on capital targets. Our executive compensation programs support our broad strategic objectives by emphasizing incentive compensation opportunities for our management team that are linked to these key performance indicators, or that are delivered in shares of Company stock and thereby become valuable in proportion to the value created for our shareholders.

In addition to incentive opportunities, the Company’s compensation programs provide fixed elements, such as base salary and benefits, which are intended to provide a foundation of remuneration that is not at risk. Executive Officer retirement and welfare benefits generally track those provided to our general salaried employee population. We also provide severance and change in control programs that are intended to support tough decisions by mitigating the impact of portfolio management actions, succession planning, and other corporate actions.

The majority of compensation provided to the Company’s Named Executive Officers is variable. In addition, the Committee believes that, consistent with market practice, the CEO should have the highest percentage of compensation tied to the performance of the Company. Accordingly, the mix of direct compensation for fiscal year 2007 was designed to deliver the following approximate proportions when target levels of performance were achieved by the Company:

		%	%
	%	Short-Term	Long-Term
	Base Salary	Incentives	Incentives

CEO	15%	15%	70%
Other Named Executive Officers	25%	15%	60%

Fiscal Year 2007 Performance.  Because the Company’s performance exceeded target in every aspect this year, actual realized percentages of incentive compensation will be much higher and base salary proportions will be correspondingly lower. The Company’s performance in fiscal year 2007 was outstanding. We increased revenues by 15%, net income by 43%, and earnings per share by 46%; achieved return on equity of 19.9% and operating return on net assets of 12.7%. In addition, during fiscal year 2007 the Company increased dividends by 12% and completed $567 million in share repurchases while maintaining strong cash flows. Total Shareholder Return for the fiscal year was 50%. In addition to this strong financial performance, the Company maintained its excellent safety and environmental performance, completed many challenging portfolio management actions, and enhanced productivity, all positioning the Company for sustainable high performance. Because of the excellent short- and medium-term performance and the associated benefits for shareholders, the Company’s Named Executive Officers have realized above average incentive compensation this year.

Objectives of the Compensation Program.  The overall objective of our executive compensation program is to provide the right management team with the right incentives to execute our strategic objectives and maximize our shareholders’ investment in the Company. This overall objective can be broken down into several subordinate objectives that more directly factor into the design of our compensation program and specific compensation decisions of the Committee. As described below, each element of compensation fosters one or more of the following objectives:

Compensation should:

•	Be tied to strategy and performance.

The Company has sought to design compensation programs that serve our business goals. The Company’s programs provide a spectrum of incentive compensation opportunities that simultaneously promote achievement of short-, medium-, and long-term strategic objectives — both interim targets and stretch aspirations.

•	Be competitive.

The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•	Link the interests of Executive Officers to the interests of shareholders.

The Company’s incentive compensation programs are designed so that factors that impact the success of our shareholders’ investment in the Company also impact our management team’s personal wealth.

•	Foster nonfinancial corporate goals.

While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as safety, diversity, corporate citizenship, ethical conduct, etc. Accordingly, some components of the program provide flexibility to recognize nonfinancial achievements or to reduce or recoup compensation where insufficient attention is paid to nonfinancial Company objectives.

•	Support difficult decisions to respond to changing business environments.

The Company has sought to provide some elements of compensation, such as severance benefits, that give the management team or the Board of Directors tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Executive Officers.

•	Be fair to participants and provide reasonable security.

The Committee intends the compensation program to provide basic elements such as base salary and benefits that ensure that management is fairly remunerated and provide reasonable security so that the management team can perform at its best and take prudent risks.

Setting Compensation.  The Committee believes an understanding of the compensation practices of the companies with whom we compete for talent is a sound starting point for determining the right mix of compensation components and target compensation levels. In preparation for determining fiscal year 2007 compensation, the Committee engaged Mercer to conduct an overall competitive assessment of the Company’s executive compensation practices. Mercer interviewed Executive Officers and Committee members, reviewed the overall program design and practices in light of evolving market trends and the Company’s compensation objectives, and benchmarked the Executive Officer compensation levels.

For purposes of comparing market practices for the overall assessment and recommending compensation levels for fiscal year 2007, Mercer compiled survey data from its compensation database on a market reference group of industrial companies with revenue of $6 to $12 billion (consistent with the Company’s fiscal year 2007 revenue of $8.9 billion) and chemical companies with revenues of $1 billion and above (collectively, “Market Reference Group”). This Market Reference Group, although broad, was selected because it is representative of the companies from which the Company recruits and to which it loses talent. The Company has determined its competition for talent is a broader group than its direct competitors based on a review of recent managerial level recruiting and attrition.

To perform its evaluation of the compensation of Executive Officers for fiscal year 2007, the Committee reviewed the individual elements of total direct compensation (base salary, target bonus, and expected value of long-term incentive grants) and the aggregate total direct compensation and compared them to Market Reference Group data for each Executive Officer’s position. Based on the Market Reference Group research, Mercer provided ranges of each component of compensation and total direct compensation value for each Executive Officer position reflecting 25th, 50th, and 75th percentile value for the Market Reference Group. The Committee sought to approximate 50th percentile for the cash components of compensation (base salary and bonus), 65th percentile for the long-term incentives, and between the median and the 65th percentile for the total direct compensation opportunity. Long-term incentives were targeted above median because the Committee set stretch performance targets for long-term incentive elements as described below.

While the Committee established initial target values based on Market Reference Group data for an Executive Officer’s position, the Committee adjusts individual compensation components and total opportunity up or down for certain Executive Officers based on relative experience, proficiency, responsibilities not common in the market, internal equity (i.e., consistent application of compensation practices across the Executive Officer group and the Company), retention risk, etc. Consistent with market practice, and based on greater responsibility levels, the CEO’s compensation is substantially more than other Executive Officers. In addition, for fiscal year 2007, the Committee determined that, given his sustained excellent performance and long-term experience as CEO, Mr. Jones should receive a total direct compensation opportunity at the 65th percentile of the Market Reference Group. In addition, Mr. Brown’s total direct compensation opportunity was set at approximately the 75th percentile because he has responsibilities extending significantly beyond the typical role of a general counsel; specifically, he also led the Company’s Communications and Corporate Relations functions. Finally, Mr. Sherman’s total direct compensation opportunity was set at the 65th percentile based on his significant experience and success in his position and the importance to the Company of the segments he leads. All other Named Executive Officers were within the target median to 65th percentile range for fiscal year 2007 total direct compensation opportunity.

Components of Compensation

Establishing a competitive target value for an Executive Officer’s direct compensation opportunity is one part of the Committee’s decision making process. Within the value targeted, the Committee seeks to provide individual compensation components that are not only competitive, but meet the other objectives of the program.

Base Salary.  Base salary is also intended to meet the objective of being fair and providing reasonable security. Salaries for Executive Officers are reviewed on an annual basis with Mercer, as well as at the time of a promotion or other change in responsibilities. Base salary is targeted at the median compared to similar positions in the Market Reference Group, with adjustment for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers. In addition, the Committee may take retention risk and internal equity into account in setting salaries.

The Named Executive Officer salaries approved for the year appear in the Summary Compensation Table on page 30. For fiscal year 2007, all Executive Officer base salaries were set at approximately median, except Mr. Sherman’s base salary was set slightly above median in recognition of his significant experience in the management of large capital intensive transactions and proficiency in his position. Salaries for Mr. Jones and Mr. Huck were somewhat below median, based on the decision to provide more value in their incentive compensation to achieve the targeted total direct compensation level.

Annual Incentive Plan.  The Annual Incentive Plan is used to foster achievement of short-term business objectives, specifically, for fiscal year 2007, earnings growth and return on equity. Target bonus payouts under the Plan are intended to approximate the median level for comparable positions within the Market Reference Group. When performance exceeds the target levels, bonus payouts exceed target as well, and may exceed median payouts. Depending on performance, bonus payouts can range from 0% to 230% of the target.

To develop the Executive Officer bonuses, at the beginning of the year the Committee determined target bonuses as a percentage of each Executive Officer’s base salary with the assistance of Mercer. For fiscal year 2007, the target bonus for the Named Executive Officers was as follows:

% of
Officer	Base Salary

Mr. Jones	110%
Mr. McGlade	67%
Mr. Huck	65%
Mr. Brown	59%
Mr. Sherman	54%

For fiscal year 2007, target bonuses for Mr. Huck, Mr. McGlade, and Mr. Sherman were slightly below median. In order to achieve target percentiles for total direct compensation, the difference was offset by adjustments to their long-term incentive compensation and, in the case of Mr. Sherman, to base salary.

The range for the actual bonus award is determined by multiplying the target bonus by a payout factor determined under a formula that reflects achievement against performance metrics established by the Committee at the beginning of the fiscal year. For fiscal year 2007, the Committee chose year-over-year growth in earnings per share (“EPS growth”) and return on equity (“ROE”) as the performance metrics. EPS growth was chosen because growth is critically important to increase the value of shareholder investment in the Company. EPS growth is considered a good measure of actual shareholder value created as it reflects increased cash generating capability to either invest in future growth of the business or distribute to shareholders through increased dividends or share repurchases. The target bonus level of 8% EPS growth is slightly above the historic EPS growth for the Company and the S&P 500 for the 15-year period ending with fiscal year 2006. The EPS factor is weighted at 60% in the formula. ROE was chosen as the second factor in evaluating Company performance to balance the emphasis on growth with a return measure; so that only disciplined and sustainable growth is rewarded. Shareholder value is typically created when the Company earns a return in excess of its cost of capital. Therefore, the ROE target was set at 13%, a level that approximates the Company’s historic ROE cost of capital. The ROE factor is weighted at 40% in the formula.

Below is an excerpt from the schedules used to determine the factors for the fiscal year 2007 formula:

2007 Bonus Factor Schedules(1)
Weighted at 60%		Weighted at 40%
% Growth in		ROE
Earnings per Share	Factor	Performance	Factor

16.0% or Greater	2.00	16% or Greater	2.00
11%	1.45	14.5% to 14.9%	1.45
8%	1.00	13.0% to 13.4%	1.00
3%	0.50	11.9% threshold	0.50
0% or Less	0.35	<11.9%	0.0

(1)	Factors for performance between the percentages shown are interpolated.

In calculating actual performance, the Committee determines whether to reflect or exclude the impact of changes in accounting principles and certain other nonoperating items reported in the Company’s financial statements.

The range for the bonus payout percentage is between 30 percentage points above and below the factor determined under the schedules. Once the bonus payout range is determined, the Committee may make adjustments for nonfinancial considerations. The Annual Incentive Plan serves as the principal vehicle in the compensation program to recognize success or lack thereof in realizing the Company’s important nonfinancial objectives. The Committee has discretion to adjust the bonus determined under the formula to reflect criteria other than EPS growth and ROE such as safety, diversity, and business cycle factors. The Committee may also make adjustments to reflect individual and operating unit performance. The Committee’s discretion cannot be used to increase the bonus above the maximum determined under the formula.

For fiscal year 2007, the maximum bonus payout percentage determined under the formula was 230% and the minimum was 170%. In determining the overall payout percentage, the Committee considered that actual financial performance for the year exceeded the maximum metrics established at the beginning of the year. The Committee also considered that the Company maintained one of the best safety and environmental records in the industry and accomplished this excellent financial performance while transitioning to new operating leadership and executing on difficult cost reduction and portfolio management strategies. The overall bonus payout percentage was set at 200% of target.

Individual bonuses determined for the Named Executive Officers for fiscal year 2007 are shown in the Summary Compensation Table. Mr. Sherman was given a bonus slightly in excess of the overall payout percentage based on the outstanding performance of the Tonnage Gases, Equipment and Energy segment.

Overview — Long-Term Incentives.  The principal objectives served by the long-term incentives are supporting our business goals and linking the interests of the management team with those of shareholders. The Committee has developed three balanced components for the Executive Officer’s long-term incentives: stock options to reward executives for increases in shareholder return; restricted stock which links Executive Officers’ interests to shareholders with less dilution than options; and “performance shares” which provide focus on medium-term goals (specifically, for fiscal year 2007, increasing Operating Return on Net Assets (“ORONA”)). The current mix of long-term compensation for Executive Officers is approximately 50% stock options, 25% restricted stock, and 25% performance shares. The Committee believes this mix of stock options, restricted stock, and performance shares provides a good balance of equity-based vehicles that reward successful outcomes for long-term decision making and provide retention incentives.

The Committee determines the level of long-term incentive grants with the assistance of Mercer. Prior to making the grants, the Committee established an intended long-term incentive dollar value for each Executive Officer. However, the actual value realized may differ significantly (up or down) from the intended value due to our stock price performance over the life of the awards. When setting these intended values, the Committee considers competitive pay data, individual performance, relative experience, internal pay equity, and total direct compensation opportunities for each Executive Officer. As noted above, the expected value of the total combined long-term incentive compensation awards to Named Executive Officers, when performance meets targets, was intended to approximate the 65th percentile of the Market Reference Group, with adjustments to achieve the overall total direct compensation target for certain individual Executive Officers.

For fiscal year 2008, on the advice of Mercer, the Committee has modified the target long-term incentive compensation opportunity to more closely approximate the median with respect to potential payouts. The Committee determined that the potential performance of the Company’s stock provided sufficient upside leverage to produce the link between high performance and high compensation that it was seeking to achieve without the additional leverage of above median grants. Correspondingly, the Committee determined that the performance share metrics should be reevaluated for fiscal year 2008 to ensure that targets were appropriate for median payouts.

Granting Practices.  The Committee has followed the Company’s longstanding practice of setting the grant date of all management equity awards and the option price of options as of the first business day of the fiscal year, except for grants made for recruiting purposes or extraordinary retention needs. Options are priced at the closing market value on the grant date. Recruiting grants are issued as of the first day of employment and priced at the closing market value on that date. The Committee reduced the unit grant levels for equity awards for fiscal year 2007 to reflect growth in the Company’s stock price. The Committee annually recalibrates the number of units awarded to prevent an unintended change in the expected value of the awards due to a change in the stock price. In determining the number of stock options to grant, the Committee relied on a stock option valuation model provided by Mercer.

Stock Options.  Stock options are provided to be competitive, to motivate performance, and to link shareholder and management interests. Stock options are granted at market value on the grant date, have a ten-year term, and vest ratably over the first three years of the term. To ensure that the options truly provide alignment with shareholders’ interests that is not transitory, since 2004, the Committee has imposed a requirement on options granted to Executive Officers that the Officers retain 50% of the net shares of Company stock received upon exercise for one year following exercise. The number of stock options awarded to the Named Executive Officers for fiscal year 2007 appears in the Grants of Plan Based Awards table on page 32. Stock options are intended to approximate 50% of the Named Executive Officers’ total overall long-term incentive value.

Restricted Stock.  Restricted stock awards are shares of Company common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The Committee added restricted stock to the Executive Officer compensation program several years ago to reduce dilution from stock options while retaining the key link to shareholder interest. The vesting conditions help provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to shareholder returns. The amount of restricted stock granted to the Named Executive Officers in fiscal year 2007 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on pages 30 and 32 respectively. Individual award amounts are determined by calculating the value (based on the current market value of a share of the Company’s stock) to approximate 25% of the target overall long-term incentive value.

Performance Shares.  The final component of the long-term incentive program is performance shares, which for fiscal years 2002-2007 were granted conditioned upon the Company’s performance towards its ORONA objectives. Performance shares confer the right upon the recipient to receive one share of Company stock for each share and accumulated dividend payments on the share upon the satisfaction of performance objectives and other conditions to earnout. Performance shares are granted each year with three-year performance cycles. The awards are paid out at the end of the three-year period based on ORONA performance, if performance goals are met. Performance shares earned at target approximate 25% of each Named Executive Officer’s total long-term incentive value.

Performance shares tie Executive Officer compensation to performance. ORONA was chosen as the performance share metric because it is a measure of how well the Company is currently investing our shareholders’ money, and ORONA growth has been a key strategic goal for the Company. Payouts of performance shares range from 0% to 200% of target. The Committee deliberately set stretch metrics that must be achieved to receive payouts for this compensation element. Fiscal year 2007 is the first year that management has achieved a payout at or above target. In 2004, 2005, and 2006, payouts were 35%, 44%, and 70% (respectively) of target. For performance shares with a performance cycle ending in fiscal year 2007, the earnout factors were as follows:

Average ORONA for Three-Year Period	Earnout Factor

12.0%	200%
11.0%	100%
10.5%	50%
10.0%	35%*

* Subject to further reduction at the discretion of the Committee.

This schedule, established in fiscal year 2004, reflects the Committee’s belief that significant improvement in return on capital was needed to maximize the value of shareholders’ investment in the Company. ORONA performance, since it was established as the sole metric for Performance Shares, was as follows:

Fiscal Year	ORONA

2002	10.4%
2003	9.1%
2004	9.5%
2005	10.3%
2006	11.1%
2007	13.0%

In calculating actual performance, the Committee determines whether to reflect or exclude the impact of changes in accounting principles and certain other nonoperating items reported in the Company’s financial statements. For fiscal year 2007, the three-year average ORONA was 11.5% (adjusted to remove the impact of stock option expensing under FAS 123R which was not in effect when the targets were set). Accordingly, the payout percentage was 150%. The actual awards paid to each Named Executive Officer are shown in the Table on page 32. Performance share payouts are not differentiated on an individual basis. The Earnout Factor in the above schedule is multiplied by the target number of units determined for each Officer. The target number of shares is determined by calculating the number of units representing 25% of the Executive Officers’ long-term incentive compensation value based on current market value of the stock. Payouts for actual performance between the levels indicated are interpolated.

For performance shares granted in fiscal year 2007, the Earnout Factors are as follows for the performance period ending with fiscal year 2009:

Average ORONA for Three-Year Period	Earnout Factor

13%	200%
12%	100%
11%	50%
10%	35%*

* Subject to further reduction at the discretion of the Committee

Special Retention Grants.  In response to unique situations, the Company may make special equity grants in the form of deferred stock units to Executive Officers to assure retention of the talent necessary to manage the Company successfully.

Employee Benefit Plans

Our employee benefit programs are offered to support the objectives of being competitive and fair, and to provide reasonable security for Executive Officers and other employees to enable them to perform at their best. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including Executive Officers.

Retirement Benefits.  All of the Named Executive Officers participate in the Company’s generally available U.S. retirement programs. These programs have been designed overall to approximate the median level of retirement benefits as compared to a select group of about 35 industrial and chemical companies. The programs offered are as follows:

Pension Plan for Salaried Employees (“Salaried Pension Plan”) — This tax qualified plan provides a monthly benefit at normal retirement age (65) of a percentage of final average earnings (generally, base salary for the three years preceding retirement). The percentage is the participant’s number of years of service multiplied by a maximum of 1.5%. Participants may start their benefit at age 55 but, except as noted below, benefits are reduced for early commencement. An early retirement subsidy is provided for participants retiring on or after attaining age 55 with at least five years of service, and an undiscounted early retirement benefit is provided for participants meeting certain age and service requirements. This Plan was closed to new participants in 2005. All Named Executive Officers participate.

Retirement Savings Plan — The Retirement Savings Plan is a tax qualified 401(k) and profit sharing plan that allows participants to defer base salary before tax. The Company provides a matching contribution for deferrals of up to 3% of base salary. Participants may elect any of 14 investment funds or direct brokerage services for investment of amounts deferred. Company matching contributions are initially invested in the Company Stock Fund but can be transferred to other investments. This Plan also provides an enhanced matching contribution of up to 4% of base salary and a defined contribution primary retirement benefit for employees who do not participate in the Salaried Pension Plan.

Supplementary Pension Plan — The nonqualified Supplementary Pension Plan provides pension benefits to management employees based on the same formula as the Salaried Pension Plan; however, the Supplementary Pension Plan extends to earnings and benefits that cannot be covered under the Salaried Pension Plan because of tax law limitations and also to bonuses paid under the Annual Incentive Plan. The Committee believes it is important to extend executive retirement benefit coverage to at least some variable compensation because it constitutes such a large percentage of executive compensation during active employment. The Plan is unfunded.

Deferred Compensation Plan — Similar to the Supplementary Pension Plan, this nonqualified Plan permits before-tax deferrals of base salary that cannot be covered under the Retirement Savings Plan due to tax law limitations and provides matching credits at the same levels as Company matching contributions under the Retirement Savings Plan. This Plan also permits deferral of awards under the Annual Incentive Plan, but no matching credit is provided. The Plan provides an additional nonmatching credit for participants who do not participate in the Salaried Pension Plan. The Plan is unfunded, so deferrals and credits are recordkeeping entries only and, at the participant’s election, may be deemed to be invested in corporate bonds earning an interest credit or in Company stock earning dividend equivalents and market appreciation. The interest credit rate is an A-rated corporate bond rate. The Committee believes this rate is appropriate because it is similar to the rate the Company would pay to borrow money from third parties and an employee’s voluntary deferral of compensation is similar to an unsecured loan to the Company.

Welfare Benefits — The Company provides medical and dental coverage, life insurance, and disability insurance to Executive Officers under the same programs offered to all salaried employees. All participating employees pay a percentage of the cost of these programs. Post-retirement coverage under the Company’s medical plan is generally available until age 65 for salaried employees who were hired before 1 November 2004 and had attained age 40 as of 31 December 2004.

Severance Arrangements.  Overall, our severance arrangements are intended to serve the objectives of fairness and support for difficult organizational decisions. These arrangements were established with the advice of external consultants, based on competitive trends. The Committee has determined that these arrangements provide benefit to the Company and its shareholders.

Chief Executive Officer Severance Agreement. The Company entered into a severance agreement with Mr. Jones in 2003. Because Mr. Jones voluntarily retired on October 1, 2007, no benefits were ever received under the agreement. The purpose of the agreement was to help the Company move quickly past the disruption of losing or terminating a CEO by setting the terms on which a termination of the CEO’s employment by either party would take place. Details of the agreement are described below at page 42.

Corporate Executive Committee Retention/Separation Program. The Company has also adopted a retention/separation program for members of the Company’s Corporate Executive Committee (“CEC”), other than Mr. Jones, which, during fiscal year 2007, included Mr. McGlade, Mr. Huck, and Mr. Brown. This program is intended to facilitate changes in the leadership team by providing an incentive for key members of the incumbent management team to serve until their replacements can be named and a smooth transition accomplished and by setting terms for the termination of an officer in advance. It allows the Company to replace a member of the management team if it becomes necessary to do so, without significant disruption to the Company. Finally, it enables the Company to recruit new executives without providing individual employment agreements for them because the program provides reasonable protection to the new executive in the event that he or she is not retained. Benefit levels under the Program were established with the assistance of external compensation consultants and were determined to be competitive at that time. Details of the program are described below at page 43.

Other Named Executive Officers. Mr. Sherman participated in the Company’s general severance plan provided for salaried employees during fiscal year 2007. Under this plan, persons involuntarily terminated other than for cause receive a severance benefit.

Change in Control Arrangements.  To retain the senior leadership team and enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the Named Executive Officers. Covered Officers receive no payments or benefits under the agreements unless their employment ends during the three-year period following a change in control (two years in the case of Mr. Sherman). The severance agreements give each executive specific rights and certain benefits if his or her employment is terminated during that period by the Company without “cause” (as defined) or he or she terminates employment for “good reason” (as defined). These agreements were developed with the assistance of an external compensation consultant and compensation levels were based on competitive trends at that time. Details of the program are described below on page 45.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan and its nonqualified pension and deferred compensation plans provide change in control protections. Specifically, various equity awards under the Long-Term Incentive Plan are paid out, become exercisable or vest immediately upon change in control, and the nonqualified pension and defined compensation balances are distributed immediately. The Committee believes accelerated vesting or payouts upon change in control (so-called “single-trigger” treatment) is appropriate in the case of equity awards because:

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants;

•	“Double trigger” (requiring a termination to occur before vesting or payout) provisions do not necessarily benefit the Company’s existing shareholders;

•	Single trigger vesting aligns the interests of the Executive Officers with those of the shareholders who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction;

•	The Company may no longer exist after a change in control, and the new entity may have different business objectives, risks, and capitalization;

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals; and

•	A single trigger on equity vesting can be a powerful retention device during change in control negotiations, especially for more senior executives where equity represents a significant portion of their total pay package.

The Committee also believes accelerated distributions are appropriate in the case of nonqualified retirement plans because these plans represent already earned compensation that is unfunded and subject to a credit risk that could be altered significantly by a change in ownership of the Company.

Note on Severance and Change in Control Arrangements.  During fiscal year 2007, the Committee undertook, with advice and input from Mercer, an in-depth assessment of its severance and change in control arrangements. Several changes to the severance and change in control programs were approved by the Committee to ensure alignment with current market practice, where consistent with good business judgment, and are being implemented during fiscal year 2008. These are described below in the Potential Payments on Termination or Change in Control section beginning on page 41.

Additional Policies

Tax and Accounting Considerations.  Where practical, the Committee seeks to design compensation programs so that all compensation paid to the Executive Officers will qualify for deduction from the Company’s U.S. income taxes. The Committee believes, however, that shareholders’ interests are sometimes best served by offering compensation that is not fully deductible. The Committee anticipates that Mr. Jones’s base salary will not be fully deductible for fiscal year 2007.

The Committee considers the accounting treatment of its compensation programs but, aside from overall cost, accounting treatment is generally not a factor in designing compensation. The one recent exception to this general practice is that the Committee has scaled back the use of stock options in favor of restricted stock which is less dilutive to earnings.

Executive Officer Stock Ownership.  The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Executive Officer’s salary. The ownership guidelines are five times base salary for the CEO, four times base salary for the President, and three times base salary for the other Named Executive Officers. The Executive Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their 401(k) accounts, earned performance shares, and other deferred stock units which are fully vested and held in the Company’s nonqualified savings and deferred bonus programs. Stock options are not counted. All Executive Officers are currently in compliance with this policy.

Hedging Policy.  It is the policy of the Company that Executive Officers may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Company stock.

Reimbursement Policy.  The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains must be repaid if an Executive Officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information, or violating Company policies. Annual cash incentive payments are also conditioned on compliance with these guidelines.

The Committee has also implemented a policy for the “clawback” of cash incentive payments in the event an Executive Officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to any Executive Officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the Executive Officer engaged in misconduct that resulted in the obligation to restate, and (iii) a lower payment would have been made to the Executive Officer based upon the restated financial results.

Perquisites.  The Company provides minimal perquisites to executives. The Committee has approved Mr. Jones’s use of the corporate airplane for personal travel in order to eliminate security concerns and maximize the time he is able to spend on the Company’s business. Mr. Jones is responsible for any taxes on this usage. The Committee believes the benefits of the security and efficiency achieved outweigh the expense to the Company and are in the interest of shareholders. No other perquisites were provided to the Named Executive Officers.

EXECUTIVE COMPENSATION TABLES

2007 Summary Compensation Table

						Changes in
						Pension Value
					Nonequity	and Nonqualified
					Incentive	Deferred	All
			Stock	Option	Plan	Compensation	Other
			Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	Total

John P. Jones III	2007	$1,170,000	$8,609,750	$5,468,371	$2,585,000	$4,371,715	$70,936	$22,275,772
Chairman and Chief Executive Officer
John E. McGlade	2007	$700,000	$1,635,226	$1,449,372	$937,000	$2,543,134	$21,760	$7,286,492
President and Chief Operating Officer
Paul E. Huck	2007	$506,000	$1,338,904	$1,208,301	$658,000	$1,258,436	$16,197	$4,985,838
Vice President and Chief Financial Officer
W. Douglas Brown	2007	$450,000	$1,622,018	$1,132,751	$535,000	$733,717	$14,419	$4,487,905
Vice President, General Counsel and Secretary
Scott A. Sherman	2007	$401,000	$711,637	$640,661	$437,000	$699,852	$12,813	$2,902,963
Vice President and General Manager — Tonnage Gases, Equipment and Energy

(1)	This column shows the amount of compensation cost the Company recognized during fiscal year 2007 for restricted stock, restricted stock units, and performance shares granted in 2007 and earlier years. The calculation of these amounts disregards any estimate of forfeitures related to time based conditions. The assumptions for the valuation determinations are set forth in footnote 15 to our financial statements included in Form 10-K filed with the SEC on November 28, 2007. Additional information regarding these awards is set out in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying notes.

(2)	This column shows the amount of compensation cost the Company recognized during fiscal year 2007 for stock options granted in 2007 and earlier years, disregarding any estimate of forfeitures relating to time based vesting. The assumptions for the valuation determination are set forth in footnote 15 to our financial statements included in Form 10-K filed with the SEC on November 28, 2007. Additional information regarding these awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying footnotes.

(3)	Amounts in this column reflect Annual Incentive Plan payouts for fiscal year 2007. At their election, Executive Officers may defer amounts received under this Plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(4)	Amounts in this column reflect the annual change in the actuarial present value of each Named Executive Officers’ accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

Mr. Jones	$4,349
Mr. McGlade	$871
Mr. Huck	$3,857
Mr. Brown	$3,789
Mr. Sherman	$372

The pension accrual amounts represent the difference between the 30 September 2006 and 30 September 2007 actuarial present value of accumulated benefits under the Company’s tax qualified and nonqualified pension plans. These amounts are detailed in the chart below:

Mr. Jones	$4,367,366
Mr. McGlade	$2,542,263
Mr. Huck	$1,254,579
Mr. Brown	$729,928
Mr. Sherman	$699,480

Additional information on how these amounts are calculated is included in the notes accompanying the Pension Benefits table.

(5)	Amounts shown in this column are detailed in the chart below.

	Matching Contributions	Group Term
	Under Defined	Life Insurance	Perquisites or
	Contribution Plans	Premiums	Personal Benefits*

Mr. Jones	$35,037	$1,044	$34,855
Mr. McGlade	$20,723	$1,037
Mr. Huck	$15,156	$1,041
Mr. Brown	$13,482	$937
Mr. Sherman	$11,983	$830

*	The amount included in this column is the incremental cost to the Company of Mr. Jones’s personal use of the corporate aircraft. The incremental cost is calculated as the sum of: (a) flight specific costs such as landing fees, and (b) the product of (i) all variable costs of maintaining the aircraft and (ii) a fraction, the numerator of which is the mileage attributable to Mr. Jones’ personal trips and the denominator of which is total miles flown for the year. The valuation also includes these costs with respect to return flights with no passengers that are associated with Mr. Jones’s personal travel. Fixed costs such as pilot compensation and depreciation are not included as the aircraft is primarily used for business purposes; so the Company would incur these costs regardless of Mr. Jones’s personal use. Mr. Jones’s family members traveled with Mr. Jones on the flights reflected; however, no incremental cost to the Company arises from their travel.

2007 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option	Exercise
									Awards:	Awards:	or Base	Grant Date
									Number of	Number of	Price of	Fair Value of
			Estimated Future Payouts Under			Estimated Future Payouts			Shares of	Securities	Option	Stock and
			Nonequity Incentive Plan Awards ($)			Under Equity Incentive Plan Awards			Stock or	Underlying	Awards	Option
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	Awards($)

John P. Jones III	Annual Incentive Plan		0	1,292,500	2,972,750							0
	Performance Shares	10/02/2006				8,050	23,000	46,000				3,092,580
	Stock Options	10/02/2006								206,000	67.23	4,919,280
	Restricted Stock	10/03/2006							23,000			1,533,870
John E. McGlade	Annual Incentive Plan		0	468,300	1,077,090							0
	Performance Shares	10/02/2006				2,940	8,400	16,800				1,129,464
	Stock Options	10/02/2006								70,000	67.23	1,671,600
	Restricted Stock	10/03/2006							8,400			560,196
Paul E. Huck	Annual Incentive Plan		0	328,900	756,470							0
	Performance Shares	10/02/2006				1,855	5,300	10,600				712,638
	Stock Options	10/02/2006								46,000	67.23	1,098,480
	Restricted Stock	10/03/2006							5,300			353,457
W. Douglas Brown	Annual Incentive Plan		0	267,600	615,480							0
	Performance Shares	10/02/2006				1,540	4,400	8,800				591,624
	Stock Options	10/02/2006								42,000	67.23	1,002,960
	Restricted Stock	10/03/2006							4,400			293,436
Scott A. Sherman	Annual Incentive Plan		0	215,100	494,730							0
	Performance Shares	10/02/2006				1,085	3,100	6,200				416,826
	Stock Options	10/02/2006								25,000	67.23	584,750
	Restricted Stock	10/03/2006							3,100			206,739

The Grants of Plan-Based Awards table reports the dollar value of cash incentive awards and the number and value of equity awards granted to each Named Executive Officer during fiscal year 2007. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the executive, whereas the Summary Compensation Table reports the actual value realized for fiscal year 2007. Equity amounts represent the full grant date value of the awards determined under FAS 123R for purposes of financial statement reporting. These grant date values differ from those reported in the Summary Compensation Table because amounts reported there also reflect the portions of awards granted in prior years that are recognized for financial reporting in fiscal year 2007 and do not reflect portions of fiscal year 2007 grants that were not currently recognized for financial reporting.

Annual Incentive Plan.  Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance metrics and payout ranges for the awards at its first meeting of the fiscal year. Following the end of the fiscal year, the Committee determines the actual amount to be paid out under a formula which reflects performance against the approved metrics. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. For more information on fiscal year 2007 targets and the award determination, see page 22.

Equity Incentive Plan Awards — Performance Shares.  The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on the Company’s achieving certain levels of ORONA. “Deferred stock units” are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2009. The number of performance shares that will be paid out is based on the following schedule:

	Threshold		Target	Maximum

Average ORONA for Three Year Period	10%		12%	13%
Earnout Factor	35	%*	100%	200%

*	Subject to further reduction at the discretion of the Committee.

The Earnout Factor in the above schedule is multiplied times the target number of units determined for each officer. Payouts for actual performance between the levels indicated are interpolated.

Performance shares are completely forfeited if the Executive Officer terminates employment other than due to death, disability, or retirement during the performance period. Executive Officers who terminate due to death, disability, or retirement will receive a proportionate amount of any performance share payout provided they were employed at least one year after the grant date of the performance shares. Dividend equivalents are paid on the performance shares when the underlying awards are paid out.

Other Stock Awards — Restricted Stock Awards.  The other stock awards reflected in the table are shares of restricted stock. Shares of restricted stock are shares of Company stock that are issued in the Executive Officer’s name. The shares may be voted but the Executive Officer may not sell or transfer restricted stock during the vesting period. Restricted stock granted in fiscal year 2007 is subject to a four-year vesting period. If an Executive Officer terminates employment during the vesting period other than due to death, disability, retirement or certain involuntary terminations, the stock will be forfeited. If an Executive Officer terminates employment due to death, disability or retirement prior to one year from the grant date, the stock will be forfeited. Dividends are paid on restricted stock during the vesting period.

Stock Options.  The options reflected in the table become exercisable in one-third increments on the first three anniversaries of grant, and generally remain exercisable until ten years after the grant date; however, the options generally expire on the last day of employment except for death, disability, retirement, or involuntary termination without cause. Options granted more than one year prior to an Executive Officer’s termination due to death, disability, or retirement continue to become and remain exercisable for their full term. Upon involuntary termination without cause, exercisable options remain exercisable for six months following termination. Options are subject to forfeiture for engaging in specified activities such as competing with the Company. Upon exercise of the options, Executive Officers must retain 50% of the net shares received for a one-year period as long as the Executive Officer is actively employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
							Market	Awards:	Payout
							Value of	Number of	Value of
						Number of	Nonvested	Unearned	Unearned
						Shares or	Shares	Shares,	Shares,
						Units of	or Units	Units, or	Units, or
		Option Awards(1)				Stock Held	of Stock	Other	Other
		Number of Shares Underlying		Option	Option	That Have	Held That	Rights That	Rights That
	Option	Unexercised Options (#)		Exercise	Expiration	Not	Have Not	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested (#)(2)	Vested ($)(3)	Vested(4)	Vested ($)(3)

John P. Jones III	10/01/1999	75,000		28.78	10/01/2009	177,650	17,367,064	75,000	7,332,000
	10/02/2000	320,000		35.82	10/02/2010
	10/01/2001	500,000		38.02	10/01/2011
	10/01/2002	320,000		43.09	10/01/2012
	10/01/2003	260,000		45.53	10/01/2013
	10/01/2004	183,332	91,668	54.17	10/01/2014
	10/03/2005	70,000	140,000	55.33	10/03/2015
	10/02/2006	0	206,000	67.23	10/02/2016
John E. McGlade	10/01/1998	10,000		29.47	10/01/2008	44,860	4,385,514	20,400	1,994,304
	10/01/1999	10,000		28.78	10/01/2009
	10/02/2000	25,000		35.82	10/02/2010
	10/01/2001	75,000		38.02	10/01/2011
	10/01/2002	40,000		43.09	10/01/2012
	10/01/2003	70,000		45.53	10/01/2013
	10/01/2004	49,332	24,668	54.17	10/01/2014
	10/03/2005	17,333	34,667	55.33	10/03/2015
	10/02/2006	0	70,000	67.23	10/02/2016
Paul E. Huck	10/01/1998	13,000		29.47	10/01/2008	36,265	3,545,266	17,300	1,691,248
	10/01/1999	13,000		28.78	10/01/2009
	10/02/2000	29,000		35.82	10/02/2010
	10/01/2001	29,000		38.02	10/01/2011
	10/01/2002	35,000		43.09	10/01/2012
	10/01/2003	20,000		45.53	10/01/2013
	10/01/2004	36,666	18,334	54.17	10/01/2014
	10/03/2005	17,333	34,667	55.33	10/03/2015
	10/02/2006	0	46,000	67.23	10/02/2016
W. Douglas Brown	10/01/2001	5,000		38.02	10/01/2011	40,305	3,940,217	14,400	1,407,744
	10/01/2002	75,000		43.09	10/01/2012
	10/01/2003	65,000		45.53	10/01/2013
	10/01/2004	43,332	21,668	54.17	10/01/2014
	10/03/2005	15,666	31,334	55.33	10/03/2015
	10/02/2006	0	42,000	67.23	10/02/2016
Scott A. Sherman	10/01/1998	8,000		29.47	10/01/2008	25,750	2,517,320	6,300	615,888
	10/01/1999	9,000		28.78	10/01/2009
	10/02/2000	23,000		35.82	10/02/2010
	10/01/2001	75,000		38.02	10/01/2011
	10/01/2002	30,000		43.09	10/01/2012
	10/01/2003	25,000		45.53	10/01/2013
	10/01/2004	18,666	9,334	54.17	10/01/2014
	10/03/2005	8,000	16,000	55.33	10/03/2015
	10/02/2006	0	25,000	67.23	10/02/2016

(1)	Grant dates for all stock options are shown in the column to the immediate left. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. All options, whether or not exercisable, expire upon termination of employment other than due to death, disability, retirement, or involuntary termination not for cause.

(2)	This column reflects restricted stock, performance shares that are earned but deferred, and other deferred stock units described below that entitle the holder to a share of Company Stock and accumulated dividend equivalents since the date of grant.

Restricted Stock. All restricted stock granted prior to fiscal year 2007 vests on termination of employment due to death, disability, or retirement. Restricted stock granted in fiscal year 2007 vests on the earlier of 1 October 2010 or the Executive Officer’s termination of employment due to death, disability, or retirement; however, all shares would have been forfeitable if the Executive Officer had terminated prior to September 30, 2007 for any reason. Unvested shares of restricted stock granted in fiscal year 2007 were as follows: Mr. McGlade 8,400, Mr. Huck 5,300, and Mr. Sherman 3,100.

Deferred Stock Units. This column reflects three kinds of deferred stock units: earned performance shares that are deferred for a period of years; deferred stock units that vest only upon death, disability, or retirement (“career vesting deferred stock units”), including earned performance shares that are subject to forfeiture if the Named Executive Officer terminates prior to death, disability, or retirement; and a special retention grant.

Performance shares granted in fiscal year 2004 were earned in tranches at the end of fiscal years 2005, 2006, and 2007. Half of the earned performance shares in each tranche were paid when earned, the remainder were deferred for a two-year period, during which time they are subject to forfeiture if the Executive Officer terminates other than due to death, disability, or retirement. The deferred shares are payable on the earlier of the end of the two-year period or six months after the Executive Officer’s retirement. The number of these shares is as follows:

		Number of
Name	Date to be Paid	Performance Shares

Mr. Jones	10/01/2007	1,980
	04/01/2008	26,550
Mr. McGlade	10/01/2007	594
	10/01/2008	1,855
	10/01/2009	6,000
Mr. Huck	10/01/2007	374
	10/01/2008	1,155
	10/01/2009	3,750
Mr. Brown	10/01/2007	374
	04/01/2008	4,905
Mr. Sherman	10/01/2007	220
	10/01/2008	700
	10/01/2009	2,250

The number of career vesting deferred stock units shown for each Named Executive Officer in this column is as follows:

Number of
Name	Units

Mr. Jones	60,100
Mr. McGlade	9,605
Mr. Huck	15,560
Mr. Brown	17,000
Mr. Sherman	14,700

This column also reflects a special retention grant of 5,000 deferred stock units to Mr. Sherman. The grant was made to Mr. Sherman in fiscal year 2006 to encourage him to continue his employment with the Company after he became eligible for early retirement. These units will vest on 1 October 2010 or upon Mr. Sherman’s earlier disability or death. They are forfeitable if Mr. Sherman terminates employment prior to vesting other than for death or disability.

(3)	These amounts are based on $97.76, the 2007 fiscal year-end NYSE closing market price.

(4)	Performance shares granted in fiscal years 2006 and 2007 are conditioned upon ORONA performance during three-year cycles ending on 30 September 2008 and 30 September 2009, respectively. These awards will earn out at the end of the relevant performance period and be paid following the dates indicated below:

Name	09/30/2008	09/30/2009	09/30/2010

Mr. Jones	52,000	23,000	0
Mr. McGlade	6,000	8,400	6,000
Mr. Huck	6,000	5,300	6,000
Mr. Brown	10,000	4,400	0
Mr. Sherman	1,600	3,100	1,600

2007 Option Exercises and Stock Vested

The table below shows the number of previously granted options exercised by the Named Executive Officers in fiscal year 2007 and the value realized, and performance shares vested in fiscal year 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	On Exercise	Acquired on Vesting(1)	On Vesting ($)

John P. Jones III	175,000	$7,640,800	22,230	$2,173,205
John E. McGlade	5,000	$168,500	6,594	$644,629
Paul E. Huck	13,000	$468,260	4,124	$403,162
W. Douglas Brown	200,000	$9,161,935	4,124	$403,162
Scott A. Sherman	7,600	$253,840	2,470	$241,467

(1)	The units in this column include performance shares granted in fiscal year 2004, a portion of which were earned at the end of a one year performance period ending on September 30, 2005 and deferred for two years; and a portion of which were earned at the end of a three year performance period ending on September 30, 2007 and paid in cash.

2007 Pension Benefits

		Number of	Present Value	Payments
		Years Credited	on Accumulated	During Last
Name	Plan Name	Service (#)	Benefit	Fiscal Year ($)

John P. Jones III	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	35	$1,363,577	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	35	$24,486,698	0
John E. McGlade	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	31	$1,082,682	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	31	$6,608,930	0
Paul E. Huck	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	28	$1,026,947	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	28	$4,959,340	0
W. Douglas Brown	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	25	$837,429	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	25	$3,457,903	0
	Special Agreement	32	$904,056	0
Scott A. Sherman	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	32	$1,191,695	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	32	$3,738,350	0

The table above illustrates the actuarial present value of accrued pension benefits for each of the Named Executive Officers under the Company’s defined benefit plans. Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in footnote 18 and under “Critical Accounting Policies” in the Management Discussion and Analysis in the financial statements included in the Company’s Form 10-K filed with the SEC on November 28, 2007, except that, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the Named Executive Officer can receive an unreduced early retirement benefit.

The Company’s Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by the Company. All U.S. employees hired before 1 October 2004 are eligible to participate; however, participants as of 1 January 2005 were given a one-time election to prospectively receive their primary retirement benefit under the Company’s qualified defined contribution plan, the Retirement Savings Plan. All Named Executive Officers elected to remain in the Salaried Pension Plan. Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from annuities paid over their own lifetime or smaller annuities paid over their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

“Average Monthly Compensation” is generally the participant’s base salary. The “Average Social Security Maximum Taxable Wage Base” is the average of the Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for every year he or she commences benefits prior to age 62. Participants who were age 50 on or before 1 January 2005, which includes all Named Executive Officers, are eligible for early retirement at age 55 with no reduction in benefit if they have at least 25 years at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the Named Executive Officers, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

Mr. Brown’s Special Agreement was provided to him in connection with his return to the Company following assignment to a former affiliate of the Company. The Agreement provides that his pension benefits will be the same as he would have received under the continued Salaried Pension Plan and the Supplementary Plan had he not gone on assignment to the former affiliate. Under the Agreement, Mr. Brown will be paid any difference in the promised benefit and his actual benefits under the Plans, reduced by this benefit from the former affiliates’ pension plan, at the same time and in the same form as his benefit under the Supplementary Plan.

2007 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY	Distributions	at Last FYE(3)

John P. Jones III	$172,800	$32,400	$1,142,681	0	$5,354,373
John E. McGlade	$103,385	$19,385	$25,092	0	$496,762
Paul E. Huck	$632,391	$12,261	$107,293	0	$2,005,856
W. Douglas Brown	$506,369	$12,444	$186,636	0	$2,208,607
Scott A. Sherman	$26,219	$7,866	$10,884	0	$207,839

(1)	All amounts reported in this column were voluntary deferrals of base salary or Annual Incentive Plan awards by the Named Executive Officers. These amounts are also reported in the Summary Compensation Table.

(2)	Amounts reported in this column are Company matching credits based on each Named Executive Officer’s voluntary deferrals of base salary. These amounts are also reported in the Summary Compensation Table.

(3)	The following portion of these accumulated balances has been previously reported as compensation in the Company’s proxy statements for prior years:

Officer	Amount Previously Reported

Mr. Jones	$2,627,724
Mr. McGlade	$238,899
Mr. Huck	$1,525,467
Mr. Brown	$1,734,117

The Company provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an employee did not receive under the RSP due to the legislative limits. U.S. employees who participate in the Annual Incentive Plan, including all Named Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis. The Company provides a matching credit in the same amounts as matching contributions under the RSP, 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred. In addition to base salary, Plan participants may also elect to defer Annual Incentive Plan awards. No matching credit is provided for these deferrals.

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock, except for dividend equivalents.

Participants can elect to receive payments of their Deferred Compensation Plan balances in one to ten annual installments following termination from service. The Named Executive Officers cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination or Change in Control

Termination Prior to Change in Control.  Potential payments to Named Executive Officers upon termination prior to a change in control vary depending on the exact nature of the termination and whether the Executive Officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including all the Named Executive Officers, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company.

Voluntary Termination Other Than Retirement.  Mr. McGlade is the only Named Executive Officer who is not retirement eligible. A voluntary termination by any of the other Named Executive Officers would be a retirement. If Mr. McGlade voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company he would receive any unpaid salary and accrued vacation, his RSP balance and nonqualified deferred compensation shown in the table on page 40, and earnings thereon. Once he attained age 55, he could commence his accrued benefits under the qualified and nonqualified pension plans shown in the table on page 38 on the same terms as all other participants under these plans. All his outstanding awards under the Long-Term Incentive Plan would be forfeited, including all unexercised stock options, all restricted stock, and all performance shares, whether or not earned. Executive Officers and other eligible employees must remain employed as of the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, Mr. McGlade would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless he terminated on the last day of the year. If he had voluntarily terminated on September 30, 2007, he would have received his actual bonus of $936,600.

Retirement.  Upon retirement, Named Executive Officers are entitled to unpaid salary and accrued vacation, the qualified and nonqualified pension and deferred compensation reflected on pages 38 and 40 above, retiree medical and life insurance benefits that are the same as for all salaried employees, and a prorated Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they are entitled to the following treatment of their outstanding long-term incentive awards:

•	All outstanding stock options which were granted one year or more prior to retirement will remain in effect for the original term.

•	Restricted stock will vest immediately upon retirement.

•	All earned but deferred performance shares and dividend equivalents thereon will be paid six months after retirement. A pro-rata portion of unearned performance shares and associated dividend equivalents will be paid on the later of six months after retirement or the end of the performance cycle.

•	Deferred stock units which were granted subject to continued service through retirement, death, or disability, and all dividend equivalents thereon would be paid six months after retirement.

Estimated Payments Upon Retirement
As of 30 September 2007

The table below shows estimated payments to the Named Executive Officers upon their retirement as of 30 September 2007.

		LTIP Plan(3)
	Annual	Stock	Restricted	Performance
Officer(1)	Incentive Plan(2)	Options(4)	Stock	Shares(5)	Other(6)

J. P. Jones	$2,585,000	$113,125,230	$8,896,160	$14,198,573	$2,046,089
P. E. Huck	658,000	14,279,470	1,544,608	2,364,286	797,076
W. D. Brown	535,000	21,047,170	1,798,784	2,341,528	858,800
S. A. Sherman	437,000	13,020,200	303,056	1,254,671	889,232

(1)	Mr. McGlade is not eligible for retirement, so no amounts are shown for him.

(2)	Actual payouts are shown as active employment through year-end entitled each Officer to their full award.

(3)	Amounts are based on the closing price of a share of Company stock as of September 30, 2007 which was $97.76.

(4)	This column shows the difference between the September 30, 2007 closing price and the exercise price (the “intrinsic value”) for the options.

(5)	Unearned performance shares are assumed to be earned out at the target level. Amounts include accumulated dividend equivalents.

(6)	These amounts reflect the value of deferred stock units awarded subject to vesting upon retirement, death, or disability and accumulated dividend equivalents thereon.

Severance.  During fiscal year 2007, the Company had a severance agreement with Mr. Jones. Due to Mr. Jones’s retirement on 1 October 2007, the agreement has expired. Under the agreement, if Mr. Jones’s employment was terminated by the Company without cause (i.e., willful failure to perform his duties or misconduct) or by Mr. Jones upon an event amounting to constructive termination (as described below), Mr. Jones would have been entitled to:

•	a cash severance payment equal to three times the sum of his salary and his target bonus for the year of termination under the Annual Incentive Plan;

•	a pro-rata target bonus payment for the year of termination;

•	a cash payment equal to the actuarial equivalent of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated three additional years of credited service after his termination date;

•	continuation of medical benefits for three years; and

•	a $40,000 cash stipend to cover outplacement assistance and legal fees.

All cash amounts would have been payable upon termination. In addition, his outstanding stock options and performance shares would have remained in effect for the original term or performance period (although the amount of shares covered by any option outstanding for less than one year would be prorated). His restricted stock would have vested immediately and his other outstanding stock awards would have been payable six months after termination.

For purposes of the agreement, a constructive termination occurred if one of the following events occurred and was not remedied after written notice to the Company by Mr. Jones:

•	Material change in position or title,

•	Material reduction in compensation opportunity, or

•	Termination or material amendment to the agreement.

Mr. Jones’s agreement provided that in order for him to receive the severance benefits, he was required to sign a noncompetition agreement prohibiting him from working for certain competitors of the Company, soliciting business from the Company’s customers, attempting to hire the Company’s employees, and disclosing the Company’s confidential information for three years following separation. He also had to agree to release any claims against the Company and would have received a release of claims by the Company against him.

Because Mr. Jones voluntarily retired from the Company, he is not entitled to any benefit under the severance agreement. The Committee has determined not to provide a separate severance agreement for Mr. McGlade as it believes appropriate protection for Mr. McGlade and the Company can be provided through the Corporate Executive Committee Separation/Retention Program described below.

Corporate Executive Committee Retention/Separation Program.  The Company maintains a retention/separation program for members of the Company’s Corporate Executive Committee (CEC) other than Mr. Jones, which, during fiscal year 2007, included Mr. McGlade, Mr. Huck, and Mr. Brown.1 CEC members become eligible for program benefits upon involuntary termination of employment or upon his or her agreement to continue to work for the Company beyond his or her planned voluntary termination date at the request of the CEO. Benefits are contingent upon the CEC member’s continuing to perform the duties typically related to his position (or such other position as the CEO reasonably requests) and assistance in the identification, recruitment, and/or transitioning of his successor. The CEC member also is required to sign a general release of claims against the Company and a two-year noncompetition agreement. If all these requirements are met, the CEC member is entitled to:

•	A cash severance payment of one times annual base salary and target bonus;

•	A target bonus for the year of termination;

•	A transition stipend;

•	Continuation of stock options that have been outstanding for at least one year; and

•	Payment of outstanding stock awards other than options following the later of six months after the employment termination date and the end of any post-termination performance period.

During fiscal year 2007, Mr. Sherman participated in the Company’s general U.S. Severance Plan on the same terms as all salaried employees. This Plan provides a cash severance benefit of two weeks pay (including base salary and three-year average bonus) per year of service, not to exceed 52 weeks of pay.

Upon involuntary termination, Executive Officers, like all salaried employees, are entitled to receive their qualified and nonqualified pension and deferred compensation plan benefits in accordance with the terms of the plans and, if retirement eligible, retiree medical benefits and life insurance.

1 Because Mr. Brown voluntarily retired on September 30, 2007, he will not be entitled to any benefits under this program.

Estimated Payments on Severance
As of 30 September 2007

The table below shows estimated payments that would be made upon an involuntary termination covered under the Corporate Executive Committee Retention/Separation Program. Payments are not quantified for Mr. Brown as he retired on October 1, 2007. Payments are not quantified for Mr. Sherman as he participated in the Company’s generally available Severance Plan on the same terms as other U.S. salaried employees. Long-Term Incentive Plan payments to Mr. Sherman upon involuntary termination would be the same as shown on page 42 with respect to retirement.

			Long-Term Incentive Plan(1)
	Severance	Target	Stock	Performance	Restricted		Transition
Officer	Benefit	Bonus	Options	Shares(2)	Stock	Other(3)	Stipend(4)

J. E. McGlade	$1,168,300	$468,300	$20,813,720	$3,413,239	$2,678,624	$523,628	$40,000
P. E. Huck	834,900	328,900	14,279,470	2,915,833	1,544,608	797,076	40,000

(1)	Based on September 30, 2007 closing price of $97.76.

(2)	Amounts include accumulated dividend equivalents.

(3)	These amounts reflect the value of career shares which are deferred stock units awarded subject to vesting only upon retirement, death, or disability and dividend equivalents thereon.

(4)	Estimated based on the most recent stipend approved.

The Committee undertook an extensive evaluation of the Company’s severance arrangements during fiscal year 2007, with the participation of Mercer to provide advice on market practices and trends. As a result of this review, the Committee has approved amendments to the Corporate Executive Committee Retention/Separation Program.2 Changes include the following, which will be implemented early in 2008:

•	Benefits will be payable upon involuntary termination other than for “Cause” or upon voluntary termination for “Good Reason”. A termination for Cause occurs upon the Executive Officer’s failure to perform his duties, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. Good Reason will include:

•	An adverse change in the Executive Officer’s position,

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not similarly applied to other highly compensated employees, or

•	A relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

•	Upon a covered termination, Mr. McGlade will receive a cash severance benefit of two times annual base salary and target bonus, plus pro-rated bonus for the year of termination. All other CEC members will receive one times annual base salary and target bonus, plus pro-rated bonus for the year of termination.

•	The transition stipend will be eliminated. Outplacement benefits will be provided in kind.

•	Consistent with the period of severance, a cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on an additional two years of age and

2 As of October 1, 2007, the CEC members included Mr. Huck, Mr. McGlade, and Mr. Sherman.

service in the case of Mr. McGlade and one additional year of service in the case of the other CEC members will be provided.

•	Medical and other welfare benefits will be continued for two years in the case of Mr. McGlade and one year in the case of other CEC members.

•	Nonretirement eligible CEC members will forfeit a pro-rata portion of restricted stock granted after the effective date of the new program. (Mr. McGlade will continue to receive restricted stock granted prior to the effective date of the changes.)

•	All CEC members will receive a pro-rata portion of unearned performance shares at the target payout level and will forfeit the remainder. (For performance shares granted prior to the effective date of the changes, Mr. McGlade and Mr. Huck will continue to receive a payout based on actual performance at the end of the performance period.)

•	Nonretirement eligible Executive Officers will forfeit unexercisable stock options. Their exercisable options will remain in effect for the full term. (Mr. McGlade will continue to retain all options granted prior to the effective date that have been outstanding at least one year prior to termination.)

Termination for Cause.  Notwithstanding the above, upon involuntary termination for cause, Executive Officers who are not retirement eligible will receive only unpaid salary and accrued vacation, and qualified and nonqualified pension and deferred compensation. If a retirement eligible employee is terminated for cause, it is treated as a retirement.

Death or Disability.  Upon termination due to death or disability of an Executive Officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, our Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•	All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable as if the employee had remained active.

•	All earned but deferred performance shares, all career shares, and all restricted stock units are paid out.

•	A pro-rated portion of performance shares continues to earn out and be payable as if the employee had remained active.

•	All restrictions on restricted stock are removed.

Change in Control Arrangements

During fiscal year 2007, the Company provided individual change in control severance agreements for all of the Named Executive Officers. The Named Executive Officers receive no payments or benefits under the agreements unless their employment ends during the three-year period following a change in control.

For purposes of the agreements, during fiscal year 2007, a change in control meant a 35% stock acquisition by a person not controlled by the Company or a 50% change in membership on the Board of Directors during any 12-month period. The severance agreements give each Named Executive Officer specific rights and certain benefits if, within three years after a change in control, his or her employment is terminated by the Company without Cause (as defined below) or he terminates employment for Good Reason (as defined below). In such circumstances the Named Executive Officer would be entitled to:

•	A cash severance payment equal to three (two for Mr. Sherman) times the sum of his annual base salary and his target bonus under the Annual Incentive Plan;

•	A cash payment of a pro-rata bonus for the year;

•	A cash payment equal to three (two for Mr. Sherman) times the value for the most recent fiscal year of the Company’s matching contribution and/or accrual on his behalf under the RSP and the nonqualified deferred compensation plans;

•	A cash payment equal to the actuarial equivalent of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated three (two in the case of Mr. Sherman)[3] additional years of credited service after termination, plus the early retirement subsidy on the entire benefit if he or she is not eligible for early retirement as of the date of termination; and

•	Continuation of medical, dental, disability, and life insurance benefits for a period of up to three years (two years in the case of Mr. Sherman), and provision of outplacement services, financial counseling benefits, and legal fees.

If any payment, distribution, or acceleration of benefits, compensation, or rights that is made by the Company to the covered Executive Officers under the severance agreement or otherwise results in a liability for the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the Company will pay an amount equal to such excise tax. Also, each severance agreement provides for indemnification of the executive if he or she becomes involved in litigation because he or she is a party to the agreement.

A termination for Cause occurs under the agreements upon the Executive Officer’s willful failure to perform his duties or willful misconduct. Good Reason includes:

•	An adverse change in the Executive Officer’s position;

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not applied to other highly compensated employees; or

•	Relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

In addition to these agreements, certain components of our executive compensation program are activated upon a change in control of the Company without regard to whether an Executive Officer’s employment ends. Specifically:

•	All outstanding stock options become immediately exercisable. If the Executive Officer is involuntarily terminated following the change in control, the options will remain exercisable for six months unless he or she is retirement eligible, in which case all options will remain outstanding for their full term.

•	Restrictions lapse on all restricted stock.

•	In the discretion of the Committee, all deferred stock units and dividend equivalents thereon, may be paid out immediately.

•	Accrued balances under the nonqualified pension and deferred compensation plans are paid out.

3 Subject to reduction in cases where the officer would reach age sixty five within two or three years from the date of a change in control.

Estimated Payments Upon Change in Control
On 30 September 2007

The table below shows the value of compensation and benefits that are automatically vested or paid on change in control, whether or not the Executive Officer is terminated. These acceleration provisions apply to all participants. For Mr. McGlade, all amounts shown will become vested or payable if his active employment continues until retirement without a change in control. In the case of Mr. Huck and Mr. Sherman, who are retirement eligible, all of these amounts are already nonforfeitable, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control.

			Deferred	Nonqualified
Officer(1)	Stock Options(2)	Restricted Stock	Compensation Plan	Pension Plan

J. E. McGlade	$20,813,720	$2,678,624	$479,710	$2,759,808
P. E. Huck	14,279,470	1,544,608	2,645,681	5,037,512
S. A. Sherman	13,020,200	303,056	201,111	3,797,839

(1)	Payments are not shown for Mr. Jones or Mr. Brown as both retired on 1 October 2007.

(2)	Options are shown at their intrinsic value based upon the September 30, 2007 closing price of $97.76.

Additional Estimated Payments Upon Termination
On 30 September 2007 After Change in Control

The table below shows additional amounts that would be payable under the change in control severance agreements if the Executive Officer were terminated following a change in control.

		Matching
		Contribution	Pension		Outplacement/		Tax
Officer(1)	Severance	Payment	Payment		Financial	Benefits(3)	Gross-Up

J. E. McGlade	$3,504,900	$63,000	$5,752,192	(2)	$10,000	$39,328	$2,391,213
P. E. Huck	2,504,700	45,540	667,120		10,000	6,168	676,128
S. A. Sherman	1,232,000	24,060	325,114		10,000	5,116

(1)	Payments are not shown for Mr. Jones or Mr. Brown as both retired on 1 October 2007.

(2)	In addition to additional years of credited service, Mr. McGlade would receive the value of the early retirement subsidy he would otherwise forfeit since he was not retirement eligible on 30 September 2007.

(3)	Includes continuation of dental, disability, and life insurance benefits. Also includes continuation of medical benefits for Mr. McGlade. Mr. Huck and Mr. Sherman are currently eligible for retiree medical upon any termination of employment on the same basis as other retirement eligible salaried employees.

The Committee undertook an extensive evaluation of the Company’s change in control arrangements during fiscal year 2007, with the participation of Mercer, to provide advice on market trends and competitive practice. As a result of this review, the Committee has approved the following changes which will be implemented early in 2008:

•	The period of coverage by the agreements will be reduced to two years so that terminations that occur more than two years after a change in control will not be covered.

•	Benefits for Executive Officers who become covered by an agreement in the future will be two times base and bonus and the pension benefit payment will be based on two years additional service.

•	Upon a change in control, all forms of deferred stock units, except performance shares, will fully vest and be paid in shares immediately unless the Committee determines to pay the units out in cash. Performance Shares will be paid out in shares at the target performance level unless the Committee determines to pay in cash.

•	The Company will reimburse an Executive Officer on an after-tax (i.e., grossed-up) basis for any excise taxes incurred by that Executive Officer because of any payments or other amounts under the agreement or otherwise, but only if the benefits to which the Executive Officer is entitled under the agreement is more than 110% of what the Executive Officer would receive if his or her benefits were reduced to a level that would not be subject to excise taxes.

INFORMATION ABOUT STOCK PERFORMANCE AND OWNERSHIP

Comparison of Five-Year Cumulative Shareholder Return
Air Products, S&P 500, and Dow Jones Chemicals Composite Indices
Comparative Growth of a $100 Investment
(Assumes Reinvestment of All Dividends)

	Sep 02	Sep 03	Sep 04	Sep 05	Sep 06	Sep 07

Air Products	100	110	135	140	172	257
S&P 500 Index	100	124	142	159	176	205
DJ Chemicals Composite	100	114	145	147	170	232

Director Compensation

During fiscal year 2007, Board members who were not employed by the Company received an annual retainer for Board service of $50,000. Committee chairs receive an additional retainer of $10,000. Meeting fees of $2,000 per meeting were paid for participating in Board and committee meetings. Directors who meet with employees of the Company or a third party at the request of the Company or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears.

One-half of each director’s standard retainer for 2007 was paid in deferred stock units under the Deferred Compensation Program for Directors. Deferred stock units entitle the director to receive one share of Company stock upon payout, which usually occurs after the director’s service on the Board is over. Deferred stock units are credited with “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates.

Directors may also voluntarily defer all or a part of their cash retainers and their meeting fees under the Deferred Compensation Program. At the election of each director, voluntarily deferred fees may be credited to deferred stock units or to a cash account credited with interest based on long-term corporate bond yields. All directors with deferred fees have chosen deferred stock units.

Deferred retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during a quarter) are converted to deferred stock units based on the fair market value of a share of Company stock on the third to last business day of the quarter.

	Sept 2002	Sept 2003
Air Products	$100	$110
S&P 500 Index	100	124
Dow Jones Composite Chemicals	$100	114

In addition to quarterly retainers and meeting fees, directors continuing in office after the annual meeting of shareholders receive an annual grant of deferred stock units with a value of approximately $100,000 (rounded up to nearest whole share) on the date of the annual meeting.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company cover directors under its overall directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, the Company matches donations made by employees and directors to qualifying educational organizations up to $5,000 per year and matches, at twice the amount, donations made to qualifying arts and cultural organizations up to $1,000 per year.

2007 Director Compensation

	Fees
	Earned or
	Paid in	Stock	Option	All Other
Name	Cash(1)	Awards(2)	Awards ($)(3)	Compensation(4)	Total

Mario L. Baeza(5)	$73,000	$125,058	0	0	$198,058
William L. Davis, III	$61,000	$125,058	0	0	$186,058
Michael J. Donahue(5)	$73,000	$125,058	0	0	$198,058
Ursula O. Fairbairn(5)	$75,000	$125,058	0	$2,000	$202,058
W. Douglas Ford	$71,500	$125,058	0	0	$196,558
Edward E. Hagenlocker(5)	$79,000	$125,058	0	0	$204,058
Evert Henkes	$53,000	$125,058	0	0	$178,058
Margaret G. McGlynn	$63,000	$125,058	0	0	$188,058
Charles H. Noski	$69,000	$125,058	0	0	$194,058
Lawrence S. Smith(5)	$70,500	$125,058	0	$5,000	$200,558

(1)	Certain directors elected to defer some or all of their cash retainers and meeting fees pursuant to the Deferred Compensation Program described above. Any voluntary deferrals are included in this column.

(2)	The amounts shown in this column represent the FAS 123R expense the Company recognized during fiscal year 2007 for the portion of the directors’ retainers paid in deferred stock units and the deferred stock unit grant. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. All deferred stock units credited to directors are fully vested.

(3)	The Company granted stock options to directors under the Company’s Stock Option Program for Directors from 1993-2005. This program was discontinued in 2006. As of 30 September 2007, the following directors had the indicated outstanding options:

Mr. Baeza	12,000
Mr. Donahue	8,000
Ms. Fairbairn	14,000
Mr. Ford	4,000
Mr. Hagenlocker	14,000
Mr. Smith	2,000

(4)	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

(5)	Denotes a committee chair. Accordingly, the amount in the first column reflects $10,000 additional retainer.

Persons Owning More than 5% of Air Products Stock
as of September 30, 2007

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

AXA(1)	21,643,210	9.3%
25 Avenue Matignon 75008 Paris, France
State Farm Mutual Automobile Insurance Company(2)	15,511,299	6.7%
(“State Farm”) One State Farm Plaza Bloomington, IL 61710

(1)	In the aggregate, AXA has sole voting power over 15,138,491 shares, shared voting power over 1,935,254 shares, and sole power to direct disposition of 21,643,210 shares.

(2)	In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 118,199 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 118,199 shares.

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2007 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Named Executives own one percent or more of the Company’s common stock.

Name of			Deferred
Beneficial Owner	Common Stock(1)(2)(3)	Stock Options(4)	Stock Units(5)	Total(6)

Mario L. Baeza	0	12,000	13,099	25,099
W. Douglas Brown	1,092	255,333	0	256,425
William L. Davis, III	1,000	0	5,005	6,005
Michael J. Donahue	0	8,000	0	8,000
Ursula O. Fairbairn	0	14,000	21,991	35,991
W. Douglas Ford	0	4,000	10,616	14,616
Edward E. Hagenlocker	0	14,000	21,463	35,463
Evert Henkes	0	0	0	0
Paul E. Huck	36,204	243,999	0	280,203
John P. Jones III	128,824	1,958,666	0	2,087,490
John E. McGlade	53,198	361,999	0	415,197
Margaret G. McGlynn	0	0	0	0
Charles H. Noski	400	0	6,974	7,374
Scott A. Sherman	11,368	222,333	0	233,701
Lawrence S. Smith	8,000	2,000	0	10,000
Directors and Executive Officers as a group (21 persons)(6)	273,426	3,419,825	79,148	3,772,399

(1)	Certain Executive Officers hold restricted shares which we include in this column. The Officer may vote the restricted shares, but may not sell or transfer them until the restrictions expire. The individuals in the table hold the following number of restricted shares:

Name	Shares

Paul E. Huck	19,088
John E. McGlade	41,310
Scott A. Sherman	5,376
All Executive Officers	84,993

(2)	Includes share units held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3)	Shares reported include the following shares owned jointly by the indicated officer and his spouse: Mr. Brown, 28 shares, and Mr. Jones, 63,247 shares. Shares reported also include shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the indicated officers: Mr. Brown, 636 shares; Mr. Huck, 10,640 shares; Mr. McGlade, 120 shares; and Mr. Sherman, 2,720 shares. The indicated officers disclaim ownership of such shares.

(4)	The directors and officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan.

(5)	The deferred stock units shown in the table are distributable within 60 days upon a directors’ retirement or resignation. Deferred stock units entitle the holder to receive one share of Company stock and accrue dividend equivalents.

(6)	Executive Officers and directors also own the deferred stock units reflected in the table below which are not distributable within 60 days and which have been awarded, earned out, or purchased. Deferred stock units entitle the holder to receive one share of Company stock upon payout which generally occurs after the director’s or Officer’s service to the Company ends. Deferred stock units accrue dividend equivalents, but do not have voting rights. Certain deferred stock units held by Officers are subject to forfeiture if employment ends before death, disability, or retirement, or for engaging in specified activities such as competing with the Company.

Name of Beneficial Owner	Deferred Stock Units

W. Douglas Brown	24,337
Michael J. Donahue	14,374
Evert Henkes	3,408
Paul E. Huck	20,465
John P. Jones III	117,570
John E. McGlade	17,460
Margaret G. McGlynn	6,487
Scott A. Sherman	22,650
Lawrence S. Smith	9,113

(6)	Not counting their deferred stock units, directors, nominees, Executive Officers as a group beneficially own just under 1.6% of the Company’s outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our

records and other information, we believe that in 2007 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements except that, due to an oversight, Form 4s reflecting a Deferred Compensation Plan transaction made by Mr. John Marsland on December 29, 2006 and a very small open market purchase made by a third party on behalf of Mr. Marsland on June 12, 2007, were not timely filed.

Driving Directions to Cedar Crest College

Cedar Crest College is easily accessible via Route 22, Interstate 78, Route 309, and the Northeast Extension (I-476 N, formerly PA Route 9) of the Pennsylvania Turnpike. The campus is one hour from Philadelphia and less than two hours from New York City.

From around the Lehigh Valley, take Route 22 to the Cedar Crest Boulevard exit. Turn left onto Cedar Crest Boulevard and travel through four traffic lights. Turn left onto the campus.

From the Pennsylvania Turnpike, take the Northeast Extension (I-476 formerly PA Route 9) to Exit 56 (formerly Exit 33 Lehigh Valley). Follow Route 22 East to Cedar Crest Boulevard. Turn left onto Cedar Crest Boulevard and travel through four traffic lights. Turn left onto the campus.

From Route 309 and Interstate 78 (309 and 78 merge together), follow 309/78 to Cedar Crest Boulevard, Exit #55. If traveling 309 S/78 E, turn left onto Cedar Crest Boulevard and travel through five traffic lights. Turn right onto the campus. If traveling 309 N/78 W, turn right onto Cedar Crest Boulevard and travel through four traffic lights. Turn right onto the campus.

Annual Meeting of
AIR PRODUCTS AND CHEMICALS, INC.
Thursday, January 24, 2008 — 2:00 p.m.
Tompkins College Center Theater
Cedar Crest College, Allentown, PA
PROXY
AIR PRODUCTS AND CHEMICALS, INC.
Proxy Solicited by the Board of Directors
for Annual Meeting of Shareholders — January 24, 2008
     The undersigned hereby appoints John E. McGlade, Stephen J. Jones and Paul E. Huck (“proxies”), or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 24, 2008, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, in accordance with the following instructions, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF

AIR PRODUCTS AND CHEMICALS, INC.

January 24, 2008

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

     You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time January 23, 2008.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

The Board of Directors recommends a vote FOR Proposals 1 and 2.
     PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: To elect the nominees listed below as directors for three-year terms.
NOMINEES:
☐	FOR ALL NOMINEES	¡	Michael J. Donahue
		¡	Ursula O. Fairbairn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	John P. Jones III Lawrence S. Smith
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The shares represented by this signed proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIDELITY MANAGEMENT TRUST COMPANY
December 14, 2007
TO: ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS PLAN
If you are an active employee with Intranet access, you should have received notification of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 14, 2007. You may request paper copies of these materials by calling 610-481-8657. If you do not have Intranet access, or are no longer an active employee, copies of these materials will be mailed to your home.
As a participant of the Retirement Savings Plan, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings Plan. These shares will be voted in confidence as you direct if your vote is received by us on or before 5:00 p.m. Eastern Time, January 21, 2008.
You may vote your shares in one of three ways: over the Internet, over the telephone, or by marking, signing, dating and returning the proxy voting direction form in the postage paid envelope. Internet and telephone voting instructions are on the reverse side.
Cordially yours,
FIDELITY MANAGEMENT TRUST COMPANY
2008 ANNUAL MEETING OF SHAREHOLDERS
AIR PRODUCTS AND CHEMICALS, INC.
FIDELITY MANAGEMENT TRUST COMPANY
as Trustee for Air Products and Chemicals, Inc. Retirement Savings Plan
The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the “shares”) allocated to my account under the Retirement Savings Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on January 24, 2008 as directed on the reverse side with respect to proposals 1 and 2.
I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings Plan, such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting. If no voting instructions are received or if this proxy voting direction form is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.
(To be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
AIR PRODUCTS AND CHEMICALS, INC.
January 24, 2008

PROXY VOTING INSTRUCTIONS

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy voting direction form available when you access the web page.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
MAIL — Sign, date and mail your proxy voting direction form in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 5:00 PM Eastern Time, January 21, 2008.
     ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

The Board of Directors recommends a vote FOR Proposals 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: To elect the nominees listed below as directors for three-year terms.
NOMINEES:
☐	FOR ALL NOMINEES	¡	Michael J. Donahue
		¡	Ursula O. Fairbairn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	John P. Jones III Lawrence S. Smith

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The shares represented by this signed proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting.

Signature of Stockholder	Date:
     Note:Please sign exactly as your name appears on this proxy voting direction form.